================================================================================
                         OFFICE OF THRIFT SUPERVISION

                            Washington, D.C. 20552

                                   FORM 10-Q
(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended             March 31, 1997
                              -------------------------------------------
                                      OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to
                              --------------------  ---------------------

Docket No. 3088
                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
            (Exact name of registrant as specified in its charter)

          United States of America                       95-0775407
        (State or other jurisdiction                  (I.R.S. Employer
      of incorporation or organization)            Identification Number)

414 North Central Avenue, Glendale, California              91203
  (Address of principal executive offices)                (Zip Code)

                                (818) 500-2000
             (Registrant's telephone number, including area code)

                                Not Applicable
 (Former name, former address, and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.   Yes   X   No
                                        -------  -------

The number of shares of issuer's $1.00 par value common stock outstanding as of March 31, 1997 was 50,305,615.
================================================================================

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES


                                     INDEX


                                                                     Page
                                                                     ----

Part I.  Financial Information

         Item 1.  Financial Statements (unaudited)

         Consolidated Statements of Financial Condition -
         March 31, 1997 and June 30, 1996............................   1

         Consolidated Statements of Operations -
         Three and nine months ended March 31, 1997 and 1996.........   2

         Consolidated Statements of Cash Flows -
         Nine months ended March 31, 1997 and 1996...................   3

         Notes to Consolidated Financial Statements..................   5


         Item 2.  Management's Discussion and Analysis of Financial
                   Condition and Results of Operations...............   7


Part II. Other Information

         Item 1.  Legal Proceedings..................................  26

         Item 6.  Exhibits and Reports on Form 8-K...................  27

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS (UNAUDITED)

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)


                                                                         March 31,        June 30,
                                                                           1997             1996
                                                                      ---------------- -------------
                          ASSETS

Cash and amounts due from banks                                       $    148,305    $    153,608
Federal funds sold and securities purchased under resale agreements        682,000         433,000
Other debt securities held to maturity, at amortized cost
     (fair value: $6,998 at March 31, 1997 and
     $18,921 at June 30, 1996)                                               6,998          18,877
Other debt and equity securities available for sale, at fair value          24,086              --
Mortgage-backed securities held to maturity, net
     (fair value: $1,211,699 at March 31, 1997 and
     $1,351,344 at June 30, 1996)                                        1,209,320       1,356,235
Mortgage-backed securities available for sale, at fair value             1,035,332         884,555
Loans receivable, net of allowance for loan losses of $165,944 at
     March 31, 1997 and $186,756 at June 30, 1996                       11,273,085      10,694,594
Loans held for sale, at lower of cost or market                             12,963          33,315
Real estate held for sale or investment                                     11,484          12,072
Real estate acquired in settlement of loans                                 68,015          78,249
Interest receivable                                                         97,908          89,237
Investment in capital stock of Federal Home Loan Bank, at cost             255,834         192,842
Premises and equipment, at cost, less accumulated depreciation             128,710         126,368
Mortgage servicing assets                                                  180,847         127,399
Goodwill and other intangible assets, less accumulated amortization         61,096          59,216
Other assets                                                               197,725         196,997
                                                                      ------------    ------------
                                                                      $ 15,393,708    $ 14,456,564
                                                                      ============    ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Deposits                                                         $  9,185,895    $  8,723,976
     Securities sold under agreements to repurchase                             --         758,050
     Borrowings from the Federal Home Loan Bank                          4,988,000       3,838,000
     Other borrowings                                                       10,591          10,599
     Other liabilities and accrued expenses                                163,891         131,224
     Income taxes payable                                                   58,897          37,264
                                                                      ------------    ------------
          Total liabilities                                             14,407,274      13,499,113
                                                                      ------------    ------------

 Stockholders' Equity:
     Preferred stock, Series E, $1.00 par value per share
          (8,050,000 shares authorized; 4,621,982 shares issued
          and outstanding at March 31, 1997; 5,823,882 shares
          issued and outstanding at June 30, 1996)                           4,622           5,824
     Common stock, $1.00 par value per share
          (100,000,000 shares authorized; 50,305,615 shares
          issued and outstanding at March 31, 1997; 46,729,698
          shares issued and outstanding at June 30, 1996)                   50,306          46,730
     Additional paid-in capital                                            792,667         790,724
     Net unrealized holding loss on debt and equity
          securities available for sale                                     (4,541)        (11,391)
     Retained earnings-substantially restricted                            143,380         125,564
                                                                      ------------    ------------
          Total stockholders' equity                                       986,434         957,451
                                                                      ------------    ------------
                                                                      $ 15,393,708    $ 14,456,564
                                                                      ============    ============

           See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                          Three Months Ended         Nine Months Ended
                                                                               March 31                   March 31
                                                                         ----------------------    ----------------------
                                                                           1997          1996         1997         1996
                                                                         ---------    ---------    ---------    ---------
Interest income:
      Loans receivable                                                   $ 213,675    $ 202,503    $ 638,677    $ 596,538
      Mortgage-backed securities                                            38,184       43,125      111,985      179,857
      Investments                                                           16,496       15,038       45,947       47,273
                                                                         ---------    ---------    ---------    ---------
           Total interest income                                           268,355      260,666      796,609      823,668
                                                                         ---------    ---------    ---------    ---------

Interest expense:
      Deposits                                                             100,682      107,204      304,006      332,006
      Short-term borrowings                                                    837       19,197       13,904       90,544
      Other borrowings                                                      70,315       47,543      199,583      155,512
                                                                         ---------    ---------    ---------    ---------
           Total interest expense                                          171,834      173,944      517,493      578,062
                                                                         ---------    ---------    ---------    ---------

           Net interest income                                              96,521       86,722      279,116      245,606
Provision for loan losses                                                    6,143       10,376       21,326       29,939
                                                                         ---------    ---------    ---------    ---------
           Net interest income after provision for loan losses              90,378       76,346      257,790      215,667

Other income:
      Loan servicing income, net                                             8,354        7,409       25,478       16,692
      Other fees and service charges                                        14,811       11,593       41,235       32,942
      Gain (loss) on sale of loans and mortgage-backed securities, net        (283)       3,951       (1,848)     (34,026)
      Other income (loss), net                                                (165)         105          113         (383)
                                                                         ---------    ---------    ---------    ---------
           Total other income                                               22,717       23,058       64,978       15,225
                                                                         ---------    ---------    ---------    ---------

Other expenses:
      Compensation and employee benefits                                    29,403       26,366       84,498       75,142
      Regulatory insurance                                                   2,563        6,500       13,759       21,228
      Occupancy expense, net                                                 7,726        7,718       23,363       21,884
      Advertising and promotion                                              4,635        7,105       17,725       18,367
      Furniture, fixtures and equipment                                      3,069        3,038        8,974        8,538
      Stationery, supplies and postage                                       3,009        2,448        8,476        7,199
      Other general and administrative expenses                             12,965       10,375       38,618       29,068
                                                                         ---------    ---------    ---------    ---------
           Total general and administrative expenses                        63,370       63,550      195,413      181,426
      SAIF Special Assessment                                                   --           --       58,672           --
      Legal expense - Goodwill lawsuit                                       8,202          702       13,720          924
      Operations of real estate held for sale or investment                    104          189          716          436
      Operations of real estate acquired in settlement of loans              2,086        4,231        5,906        7,355
      Amortization of goodwill and other intangible assets                   1,351        1,287        3,924        3,860
                                                                         ---------    ---------    ---------    ---------
           Total other expenses                                             75,113       69,959      278,351      194,001
                                                                         ---------    ---------    ---------    ---------

Earnings before income tax provision                                        37,982       29,445       44,417       36,891
Income tax provision                                                        15,090        9,047       18,288       13,335
                                                                         ---------    ---------    ---------    ---------
           Net earnings                                                  $  22,892    $  20,398    $  26,129    $  23,556
                                                                         =========    =========    =========    =========

Earnings applicable to common shareholders:
Net earnings                                                             $  22,892    $  20,398    $  26,129    $  23,556
Dividends declared on preferred stock                                       (2,527)      (3,837)      (8,313)     (12,642)
Premium on exchange of preferred stock for common stock                       (241)      (5,452)      (4,173)      (5,452)
                                                                         ---------    ---------    ---------    ---------
                                                                         $  20,124    $  11,109    $  13,643    $   5,462
                                                                         =========    =========    =========    =========

Earnings  per share:
      Primary                                                            $    0.34    $    0.24    $    0.25    $    0.13

      Fully diluted                                                      $    0.33    $    0.23    $    0.24    $    0.13


           See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   Nine Months Ended March 31
                                                                                   --------------------------
                                                                                       1997           1996
                                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                       $    26,129    $    23,556
Adjustments to reconcile net earnings to net cash provided
   by operating activities:
         Amortization of discounts and accretion of premiums, net                        8,006          4,863
         Accretion of deferred loan fees                                                (3,382)        (4,173)
         Provision for loan losses                                                      21,326         29,939
         Loss on sale of loans and mortgage-backed securities, net                       1,848         34,026
         Depreciation and amortization of servicing assets                              32,363         31,009
         Provision for deferred income taxes                                            14,502         17,877
         Provision for losses on real estate                                             6,412          9,300
         Gain on sale of real estate                                                    (5,352)        (8,160)
         Amortization of goodwill and other intangible assets                            3,924          3,860
         Net change in loans originated or purchased for resale                         33,804         (4,635)
        (Increase) decrease in interest receivable                                      (8,671)         4,208
         FHLB stock dividend received                                                   (9,940)        (7,064)
         (Increase) decrease in other assets                                              (755)        27,000
         Increase in other liabilities                                                  39,705          1,318
         Other items                                                                    (3,115)       (17,017)
                                                                                   -----------    -----------
         Total adjustments                                                             130,675        122,351
                                                                                   -----------    -----------
Net cash provided by operating activities                                              156,804        145,907
                                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in other debt securities with original maturities of 3 months or less          (622)        11,289
Purchase of other debt securities held to maturity                                      (3,000)        (9,800)
Purchase of other debt securities available for sale                                   (16,112)            --
Purchase of mortgage-backed securities held to maturity                                     --         (3,181)
Purchase of mortgage-backed securities available for sale                             (359,315)            --
Proceeds from maturities of other debt securities held to maturity                       7,810         24,145
Principal payments on mortgage-backed securities held to maturity                      144,417        427,222
Principal payments on mortgage-backed securities available for sale                    210,513        250,589
Loans originated (net of refinances) for investment                                   (371,132)      (267,038)
Loans purchased for investment                                                      (1,659,636)    (1,688,305)
Net change in undisbursed loan funds                                                    (8,370)         5,315
Principal payments on loans held for investment                                      1,378,029        946,152
Proceeds from sale of other debt securities available for sale                             702             --
Proceeds from sale of loans held for investment                                          1,637        158,512
Proceeds from sale of mortgage-backed securities available for sale                         --      1,682,569
Cash invested in real estate                                                            (9,586)       (11,670)
Cash received from real estate investments and sale of real estate
   acquired in settlement of loans                                                      72,151         81,312
Purchase of FHLB stock                                                                 (53,052)        (7,303)
Redemption of FHLB stock                                                                    --         19,756
Net (increase) decrease in premises and equipment                                      (13,498)        23,359
Purchase of mortgage servicing assets                                                  (74,640)        (5,133)
Goodwill acquired from the OneCentral Bank acquisition                                  (5,805)            --
                                                                                   -----------    -----------
Net cash (used) provided by investing actitivities                                    (759,509)     1,637,790
                                                                                   -----------    -----------

                        Statement continued on next page

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                                 (IN THOUSANDS)

                                                                                         Nine Months Ended March 31
                                                                                    --------------------------------------
                                                                                         1997                  1996
                                                                                    ----------------      ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                                                 461,919                  151,387
Net change in short-term borrowings with original maturities of 3 months or less        (758,050)              (1,487,472)
Proceeds from fundings of FHLB advances                                                2,300,000                2,300,000
Repayments of FHLB advances                                                           (1,150,000)              (2,645,000)
Repayment of other borrowings                                                             (2,485)                 (17,466)
Proceeds from issuance of common stock                                                     4,317                      761
Payment of dividends on preferred stock                                                   (9,299)                 (13,207)
                                                                                     -----------              -----------
Net cash provided (used) by financing activities                                         846,402               (1,710,997)
                                                                                     -----------              -----------
Net increase in cash and cash equivalents                                                243,697                   72,700
Cash and cash equivalents at beginning  of period                                        586,608                  435,697
                                                                                     -----------              -----------
Cash and cash equivalents at end of period                                           $   830,305              $   508,397
                                                                                     ===========              ===========


           See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1997

NOTE (1) - BASIS OF PRESENTATION

   The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Bank's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

   In the opinion of Glendale Federal Bank, Federal Savings Bank and its subsidiaries ("Glendale Federal" or the "Bank"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of March 31, 1997 and June 30, 1996, the results of its operations for the three and nine months ended March 31, 1997 and 1996, and its cash flows for the nine months ended March 31, 1997 and 1996. All significant intercompany balances and transactions have been eliminated in consolidation, including 200,686 Bank common shares held by a subsidiary of the Bank at both March 31, 1997 and June 30, 1996. The acquisition of OneCentral Bank, completed in January 1997, has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations". Certain reclassifications have been made to prior years' consolidated financial statements to conform to the March 31, 1997 presentation.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered, including the allowance for loan losses and liability for income taxes. Actual results could differ significantly from those estimates and assumptions.

NOTE (2) - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   For the purpose of the statement of cash flows, cash and cash equivalents include "Cash and amounts due from banks" and "Federal funds sold and securities purchased under resale agreements."

   Supplemental disclosure of cash flow information is as follows (in thousands):

                                                                                     Nine months ended March 31
                                                                              ------------------------------------------
                                                                                     1997                   1996
                                                                              -------------------     ------------------
Cash paid for:
    Interest                                                                     $  529,039               $  566,664
    Income taxes                                                                      6,145                       --
Non-cash investing and financing activities:
    Principal reductions to loans due to foreclosure                                121,233                  132,530
    Loans exchanged for mortgage-backed securities                                   38,198                  109,591
    Loans made to facilitate the sale of real estate
       held for investment and real estate acquired in
       settlement of loans                                                           45,858                   65,829
    Net transfers of loans from held for investment to held for sale                 14,859                   18,757
    Exchange of Series E preferred stock for common stock                             1,202                    1,231
    Issuance of common stock in exchange for Series E preferred stock                 3,104                    3,294
    Transfer of other debt and equity securities to available for sale                7,100                       --
    Transfer of mortgage-backed securities to available for sale                         --                2,818,831

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                 MARCH 31, 1997



        During the nine months ended March 31, 1997 and 1996, the Bank received income tax refunds of $8,383,000 and $6,469,000, respectively.

NOTE (3) - NET EARNINGS (LOSS) PER SHARE INFORMATION

   For the purpose of calculating net earnings per share, the Bank used the following numbers of shares for the periods presented (in thousands):

                                                           Three months                           Nine months
                                                          ended March 31                        ended March 31
                                                 ----------------------------------    ----------------------------------
                                                      1997               1996                1997               1996
                                                 ----------------    --------------    -----------------    -------------
   Primary net earnings per share                        58,419            47,891              55,180           41,128
   Fully diluted net earnings per share                  69,563            66,429              56,057           47,043


          During the three and nine months ended March 31, 1997, the Bank entered into separately negotiated agreements with certain holders of its Series E preferred stock providing, in the aggregate, for exchanges of 82,200 shares and 1.2 million shares, respectively, of the Series E preferred stock for 207,966 shares and 3.1 million shares, respectively, of Bank common stock. During the quarter ended March 31, 1996, the Bank exchanged 1.2 million shares of the Series E preferred stock for 3.3 million shares of Bank common stock. The exchanges were made at premiums above the stated conversion rate of 2.404 shares of Bank common stock for each share of the Series E preferred stock. In accordance with applicable accounting guidance for calculating net earnings per share, the excess of the fair value of Bank common stock transferred by the Bank to the holders of the Series E preferred stock over the fair value of Bank common stock issuable pursuant to the original conversion terms has been subtracted from net earnings to arrive at the earnings applicable to common shareholders in the calculation of earnings per share.

          The table in Exhibit 11.1 presents the calculation of net earnings per share on a primary and fully-diluted basis for the three and nine months ended March 31, 1997 and 1996, respectively.

NOTE (4) - SAIF SPECIAL ASSESSMENT

          On September 30, 1996, President Clinton signed legislation providing for a special assessment on thrift institutions whose customer deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Pursuant to the new law, a one-time fee was payable by all SAIF-insured institutions at the rate of $0.657 per $100 of deposits held by such institutions at March 31, 1995. The money collected was used to increase the SAIF reserve to the level required by law. In September 1996, the Bank recorded an accrual of $58.7 million ($37.6 million after-tax) for this assessment. In December 1996, the Bank received a refund of $1.1 million from the FDIC for a portion of the second quarter assessment. The recapitalization of the SAIF has resulted in lower deposit insurance premiums beginning with the third quarter of fiscal 1997.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                    OVERVIEW

EARNINGS PERFORMANCE

   The Bank recorded net earnings of $22.9 million, or $0.33 per fully diluted share, for the three months ended March 31, 1997, compared to net earnings of $20.4 million, or $0.23 per fully diluted share, for the same period last year. For the nine months ended March 31, 1997, the Bank recorded net earnings of $26.1 million, or $0.24 per fully diluted share, compared to net earnings of $23.6 million, or $0.13 per fully diluted share, for the same period last year.

        Included in net earnings for the nine months ended March 31, 1997 is a special assessment by the FDIC to recapitalize the SAIF. The Bank recorded an accrual of $58.7 million ($37.6 million after-tax) for this assessment in September 1996. See Note 4 of the Notes to Consolidated Financial Statements for additional discussion.

        Included in net earnings for the quarter ended March 31, 1996 are after-tax gains of $4.0 million on the sale of $695 million of collateralized mortgage obligation ("CMO") investments. Excluding this gain, the current quarter's results represent a 40 percent improvement over the same period last year. Net earnings for the nine months ended March 31, 1996 reflects an after-tax loss of $19.7 million on the sale of $1.7 billion of CMOs, including the CMO sale mentioned above, and an after-tax loss of $1.7 million on the sale of the Bank's former headquarters facility.

        During the three and nine months ended March 31, 1997, the Bank exchanged 82,200 shares and 1.2 million shares, respectively, of its Series E preferred stock for 207,966 shares and 3.1 million shares, respectively, of Bank common stock. During the quarter ended March 31, 1996, the Bank exchanged 1.2 million shares of the Series E preferred stock for 3.3 million shares of Bank common stock. See Note 3 of the Notes to Consolidated Financial Statements for additional information on these transactions.

   The impact of the preferred stock conversions on the calculation of earnings per share for the current quarter was negligible. Excluding the after-tax impact of the SAIF assessment and the effect of the preferred stock conversions, earnings for the nine months ended March 31, 1997 would have been $63.8 million, or $0.93 per fully diluted share.

   Excluding the effect of the preferred stock conversions and the other non-recurring items noted above, net earnings were $16.4 million, or $0.25 per fully diluted share, and $45.1 million, or $0.69 per fully diluted share, for the three and nine months ended March 31, 1996, respectively.

        The improvement in earnings, exclusive of the non-recurring items noted above, in the three and nine months ended March 31, 1997, compared to the same periods last year, reflects higher net interest income, lower levels of provision for loan losses and increases in loan servicing income and other fees and service charges, partially offset by a significant increase in legal expenses related to the Bank's goodwill litigation, increase in the Bank's effective income tax rates and increases in certain general and administrative expenses due to expansion of the Bank's business lines. See "Results of Operations" for a further discussion of factors affecting the Bank's earnings performance.

        The Bank's interest rate spread was 2.56% at March 31, 1997, as compared with 2.47% at March 31, 1996 and 2.41% at June 30, 1996. The Bank's interest rate spread continued to improve in the first nine months of fiscal 1997 primarily due to a decline in the Bank's cost of funds. The decrease in the cost of funds reflects a lower interest rate environment, the replacement of maturing higher-cost Federal Home Loan Bank advances with lower-cost advances and a decline in deposit costs due in part to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts. See "Results of Operations--Net Interest Income" for a discussion of the factors affecting the Bank's yield-cost spread.

STRATEGIC DIRECTION

        The Bank has made considerable progress in expanding its business lines and product offerings. The Bank's commercial and consumer loan portfolios increased by $63.4 million and $17.2 million, or 610% and 24%, to $73.8 million and $90.4 million, respectively, during the nine months ended March 31, 1997. New commitments under commercial and consumer lines of credit during the nine months ended March 31, 1997 were $143.2 million and $102.0 million, respectively, compared to $3.3 million and $46.7 million during the same periods last year. The commercial loan portfolio at March 31, 1997 includes $17.3 million of loans purchased in the OneCentral Bank ("OneCentral") acquisition completed in January 1997, and $27.1 million of agricultural loans purchased in December 1996 when the Bank introduced a new agricultural lending program. The agricultural lending program serves central California and specializes in crop production loans for crops such as cotton, grapes, nuts and stone fruits, and dairy operations, together with loans for other agricultural businesses, such as processors and packers. The Bank has hired experienced personnel to staff the new agricultural lending facilities. See "Balance Sheet Analysis--Loans Receivable" for additional discussion of loan volume activity in these portfolios. The Bank intends to add Small Business Administration ("SBA") lending to its commercial lending product line in the fourth quarter to complement the SBA program gained through the acquisition of TransWorld Bancorp ("TransWorld") and its principal subsidiary TransWorld Bank, in May 1997.

        During the nine months ended March 31, 1997, the Bank experienced a net increase of 39,005 in its number of checking accounts, including 14,100 business checking accounts. Retail and business checking account balances increased a combined $209 million, or 32%, to $862 million, during the current nine-month period. This increase includes $35.2 million of checking accounts purchased in the OneCentral acquisition. The ratios of checking and daily access accounts to total deposits at March 31, 1997 were 11.1% and 38.2%, respectively, compared to 8.6% and 32.4%, respectively, at March 31, 1996.

        The Bank purchased servicing rights relating to $5.7 billion of mortgage loans for $74.9 million during the nine months ended March 31, 1997, and has signed an agreement to purchase servicing rights for $11.6 billion of mortgage loans in the fourth quarter of the current fiscal year.

        Implementation of the Bank's strategic decision to transform itself from a savings institution to a community banking organization contributed to the increase in general and administrative expenses in the nine months ended March 31, 1997, compared to the same period last year. These expenses may increase in future periods as the Bank expands its business lines.

     The ability of the Bank to achieve its planned transformation into a community banking organization and realize the benefits intended to result from that transformation is subject to an intense level of competition from California's existing commercial banks as well as from other non-bank financial institutions. The Bank's ability to achieve and sustain the improved financial performance resulting from this transformation is dependent upon the successful completion of that transformation including; (1) the ability to originate and/or purchase interest-earning assets; and (2) successfully shifting the mix of liabilities from higher-cost certificates of deposit and borrowings to lower-cost demand deposits.

     On April 30, 1997, the Bank received approval from the Office of Thrift Supervision to proceed with its acquisition of TransWorld. The shareholders of TransWorld have also approved this transaction. This acquisition is scheduled to close on May 16, 1997. At March 31, 1997, TransWorld had $378.7 million in assets, including $133.9 million in loans, and $335.8 million in deposits. Approximately 79 percent of its loans are to businesses and 73 percent of its deposits are in daily access accounts.

     On January 31, 1997, the Bank completed its acquisition of OneCentral. At January 31, 1997, OneCentral had $74.3 million in assets, including $38.0 million in gross real estate, commercial and consumer loans, and $68.8 million in deposits.

CAPITAL

        At March 31, 1997, the Bank's tangible book value was $16.10 per common share and $14.52 per fully diluted share, versus $16.11 per common share and $14.18 per fully diluted share at June 30, 1996. The Bank's core capital, Tier 1 risk-based capital and risk-based capital ratios at March 31, 1997 were 6.05%, 10.67% and 11.82%, respectively, placing the Bank in the "well-capitalized" category as defined by federal regulations, which require 5% core, 6% Tier 1 risk-based and 10% risk-based capital to assets ratios to qualify for that designation. At June 30, 1996, the Bank's core capital, Tier 1 risk-based capital and risk-based capital ratios were 6.29%, 10.79% and 11.93%, respectively.

        The Bank's capital ratios decreased in the nine months ended March 31, 1997 due to the impact of the assessment to recapitalize the SAIF, the completion of the OneCentral acquisition and the $937.1 million increase in assets during the period. The Bank's capital ratios are expected to decrease in the fourth quarter of fiscal 1997 due to the targeted growth in assets of up to $1 billion, as discussed below under "Balance Sheet Analysis". The Bank's capital ratios could decrease in future periods due to, among other things, acquisition activity and further growth in assets. However, taking the aforementioned into consideration, the Bank expects to remain "well capitalized".



                             BALANCE SHEET ANALYSIS

        Asset size and composition have been determined principally by seeking to balance regulatory capital requirements, liquidity, yield and risk. It is the Bank's intention to increase consolidated assets from the March 1997 level by up to $1 billion in the fourth quarter of fiscal 1997, primarily through the purchase of single-family residential loans in the secondary market and the acquisition of TransWorld. The Bank's ability to realize such growth is dependent upon a number of factors, such as the availability of loans for purchase at acceptable prices and the interest rate and economic environment. If such conditions are not favorable, the Bank may be unable to purchase or originate sufficient loans to meet its growth objective, and may experience a decrease in total assets due to loan repayments.

     Consolidated assets of the Bank increased by $937.1 million, to $15.4 billion, in the nine months ended March 31, 1997. Loans receivable increased by $558.1 million, to $11.3 billion, primarily due to loan purchases and originations, partially offset by principal payments. In addition, mortgage servicing assets increased by $53.4 million, to $180.8 million, primarily due to the purchase of $74.9 million of mortgage servicing rights relating to $5.7 billion of loans. Contributing to the growth in assets were increases of $249.0 million and $63.0 million in federal funds sold and securities purchased under resale agreements and investments in Federal Home Loan Bank ("FHLB") capital stock, (required to permit increased FHLB advances), respectively.

     Consolidated liabilities of the Bank increased by $908.2 million, to $14.4 billion, in the nine months ended March 31, 1997. This was mainly attributable to additional borrowings from the FHLB of $1.2 billion and an increase of $461.9 million in deposits, partially offset by the repayment of $758.1 million of securities sold under agreements to repurchase.

LOANS RECEIVABLE

        Loans receivable held for investment increased by $578.5 million, to $11.3 billion, in the nine months ended March 31, 1997. The increase was primarily due to loans originated for investment, net of refinances, of $417.0 million, loans purchased for investment totaling $1.7 billion, partially offset by principal payments of $1.4 billion, and loans transferred to real estate acquired in settlement of loans ("REO") of $113.8 million. The loans purchased included $841.7 million of single-family residential, adjustable-rate mortgage loans and $696.5 million of single-family residential, fixed-rate mortgage loans, purchased in the secondary market. The loans purchased also included $35.6 million of agricultural loans and $38.0 million of loans acquired with the purchase of OneCentral, as previously discussed.

        Loans receivable held for sale decreased by $20.4 million, to $13.0 million, in the nine months ended March 31, 1997, primarily due to securitization of loans for mortgage-backed securities in the amount of $38.2 million, and fixed-rate loan sales totaling $56.4 million, partially offset by term loan originations of $59.5 million and the transfer of loans from held for investment totaling $14.9 million.

  As of March 31, 1997, commitments of the Bank to purchase loans in the secondary market totaled $575.3 million and was comprised of $507.1 million fixed rate loans and $68.2 million adjustable rate loans. At that date, commitments of the Bank to originate loans and sell mortgage-backed securities totaled $39.6 million and $5.0 million, respectively. As of March 31, 1997, commitments on outstanding letters of credit totaled $9.0 million.

  New commitments under lines of credit that were purchased or generated through the Bank's consumer and commercial lending programs are summarized as follows (in millions):

                                                                      Three months ended
                                             ----------------------------------------------------------------------
                                                Mar. 31        Dec. 31       Sept. 30      June 30       Mar. 31
                                                 1997           1996           1996          1996         1996
                                             --------------  ------------  -------------  -----------  ------------
     Consumer loans                                $   32         $  31          $  40        $  24         $  30
     Commercial loans                                  71            63              8            4             1
                                             ==============  ============  =============  ===========  ============
                                                    $ 103          $ 94           $ 48        $  28           $31
                                             ==============  ============  =============  ===========  ============


          New commitments under lines of credit that were purchased or generated through the Bank's commercial lending program during the nine months ended March 31, 1997 include $25 million through the OneCentral acquisition and $80 million of agricultural loan commitments, of which $50 million were purchased in December 1996.

          As of March 31, 1997, outstanding commitments on lines of credit under the Bank's consumer and commercial lending programs totaled $245.1 million and $126.1 million, respectively, of which the outstanding principal balances totaled $42.0 million and $46.7 million, respectively. As of June 30, 1996, outstanding commitments on lines of credit under the Bank's consumer and commercial lending programs totaled $138.0 million and $7.6 million, respectively, of which the outstanding principal balances totaled $17.9 million and $2.3 million, respectively.

          Term loan originations by property type (including the refinanced portion of the Bank's loans) and loans purchased in the secondary market are summarized as follows (in millions):

                                                                          Three months ended
                                                     --------------------------------------------------------------
                                                       Mar. 31      Dec. 31     Sept. 30      June 30    Mar. 31
                                                        1997         1996         1996         1996        1996
                                                     ------------  ----------  ------------  ---------- -----------
  Originations:
   Permanent Loans:
     Single-family 1-4 units                             $  141      $  164        $  176      $  192      $  190
     Multi-family 5-36 units                                  4           9             5           6           5
     Multi-family 37 or more units                           --           2            --          --           3
     Non-residential                                          1           3             1           3           1
     Land                                                    --          --            --           1          --
   Construction Loans:
     Single-family 1-4 units                                 --          --             3           3           7
     Multi-family 5-36 units                                 --           1             3           1           4
   Commercial loans                                           5           1             7          --          --
   Consumer loans                                             3           6             4           5           3
                                                     ------------  ----------  ------------  ---------- -----------
      Total Originations                                    154         186           199         211         213

  Secondary Market Purchases (1-4 units):
   Adjustable                                               214         259           369         401       1,241
   Fixed                                                    324          --           372          --          --
                                                     ------------  ----------  ------------  ---------- -----------
      Total Purchases                                       538         259           741         401       1,241
                                                     ============  ==========  ============  ========== ===========
                                                         $  692      $  445        $  940      $  612      $1,454
                                                     ============  ==========  ============  ========== ===========


          Term loan originations for the three months ended March 31, 1997 declined 17% from the quarter ended December 31, 1996. Loans refinanced totaled $20.2 million, or 13% of total originations, for the three months ended March 31, 1997, compared to $22.1 million, or 12% of total originations, for the quarter ended December 31, 1996.

          Term loan originations for the three months ended March 31, 1997 declined as compared to the same quarter last year primarily due to a decline in refinancing activity. Loans refinanced totaled $48.3 million, or 23% of total originations, for the three months ended March 31, 1996.

          Multi-family residential and non-residential real estate loans have primarily been made to finance the disposition of REO and real estate held for sale or investment ("REI") properties or to refinance maturing loans. The single-family residential and multi-family residential construction loans originated in the current fiscal year are part of the construction lending program that was terminated during fiscal 1997.

NON-PERFORMING ASSETS ("NPAS") AND RESTRUCTURED LOANS

          The following table summarizes the Bank's NPAs and restructured loans at the dates indicated (dollars in thousands):

                                                               March 31, 1997                June 30, 1996
                                                         ----------------------------  --------------------------
                                                                            % of                        % of
                                                            Dollar          Total        Dollar         Total
                                                            Amount         Assets        Amount        Assets
                                                         -------------   ------------  ------------  ------------
      Non-accrual loans                                      $153,402          1.00%      $192,445         1.33%
      REO and other assets                                     71,371          0.46%        82,204         0.57%
                                                         =============   ============  ============  ============
      Total NPAs                                             $224,773          1.46%      $274,649         1.90%
                                                         =============   ============  ============  ============

      Restructured loans                                    $  31,342          0.20%     $   9,194         0.06%
                                                         =============   ============  ============  ============


          The following table summarizes NPA and restructured loan activity during the first nine months of fiscal 1997 (in thousands):

                                   JUNE 30,                                         PAYOFFS/     MARCH 31,
                                     1996                    FORE-       WRITE-      SALES/        1997
                                   BALANCE     ADDITIONS    CLOSURES     DOWNS       OTHER        BALANCE
                                 ------------------------------------------------------------------------
NON-ACCRUAL LOANS:
 Single-family 1-4 units         $ 119,978   $ 146,763   $ (88,421)   $  (2,229)   $ (82,980)   $  93,111
 Multi-family 5-36 units            33,123      41,715     (22,754)      (2,241)     (27,712)      22,131
 Multi-family 37 or more units      14,461       1,435      (4,372)      (3,074)        (838)       7,612
 Non-residential                    23,860      27,987      (5,459)        (729)     (15,535)      30,124
 Commercial                             22         470           -          (28)        (449)          15
 Consumer                            1,001         213           -            -         (805)         409
                                 ------------------------------------------------------------------------
   Total                         $ 192,445   $ 218,583   $(121,006)   $  (8,301)   $(128,319)   $ 153,402
                                 ========================================================================

REO AND OTHER ASSETS:
 Single-family 1-4 units         $  39,693   $   7,832   $  66,671    $  (1,826)   $ (76,042)   $  36,328
 Multi-family 5-36 units            11,668       1,103      17,974         (863)     (19,849)      10,033
 Multi-family 37 or more units       4,827       2,477       4,280         (295)      (5,673)       5,616
 Non-residential                    25,893          14       4,339         (531)     (10,545)      19,170
 Consumer                              123           -           -            -          101          224
                                 ------------------------------------------------------------------------
   Total                         $  82,204   $  11,426   $  93,264    $  (3,515)   $(112,008)   $  71,371
                                 ========================================================================


TOTAL NPAS:
 Single-family 1-4 units         $ 159,671   $ 154,595   $ (21,750)   $  (4,055)   $(159,022)   $ 129,439
 Multi-family 5-36 units            44,791      42,818      (4,780)      (3,104)     (47,561)      32,164
 Multi-family 37 or more units      19,288       3,912         (92)      (3,369)      (6,511)      13,228
 Non-residential                    49,753      28,001      (1,120)      (1,260)     (26,080)      49,294
 Commercial                             22         470           -          (28)        (449)          15
 Consumer                            1,124         213           -            -         (704)         633
                                 ------------------------------------------------------------------------
   Total                         $ 274,649   $ 230,009   $ (27,742)   $ (11,816)   $(240,327)   $ 224,773
                                 ========================================================================


RESTRUCTURED LOANS:
 Single-family 1-4 units         $   3,222   $   2,393   $       -    $       -    $  (2,759)    $  2,856
 Multi-family 5-36 units             2,197       1,093           -            -         (141)       3,149
 Multi-family 37 or more units       2,251      16,244           -            -         (106)      18,389
 Non-residential                     1,524       5,010           -            -          414        6,948
                                 ------------------------------------------------------------------------
   Total                         $   9,194   $  24,740   $       -    $       -    $  (2,592)   $  31,342
                                 ========================================================================

          The $49.9 million, or 18%, decrease in NPAs for the nine months ended March 31, 1997 reflects $112.0 million in sales of REO through the Bank's regular liquidation process, $68.5 million in non-accrual loans being sold or paid off and $59.8 million in non-accrual loans being reinstated to accrual status, partially offset by NPA additions of $230.0 million. For the nine months ended March 31, 1997, 67% of NPA additions were loans and REO that were secured by single-family residences. Non-accrual non-residential loan additions during the period included one loan in the amount of $12.7 million secured by a shopping center.

          The $22.1 million increase in restructured loans for the nine months ended March 31, 1997 was primarily due to the reclassification of a performing loan in the amount of $16.2 million that had been restructured by Union Federal Bank prior to the Bank's acquisition of the loan from that institution in June 1995 and a total of $8.5 million of new restructured loans transferred from non-accrual status, partially offset by $2.6 million of restructured loans being transferred to performing status.

          The table in Exhibit 99E presents the Bank's gross loan portfolio, NPAs and restructured loans by property type as of March 31, 1997. The table in
Exhibit 99G summarizes the activity in the Bank's NPAs for the past five quarters.

          Total delinquent loans decreased by $47.3 million, to $234.0 million, in the nine months ended March 31, 1997. This decrease was attributable primarily to the single-family residential and multi-family residential portfolios, in which delinquent loans declined by $32.1 million and $20.5 million, to $163.3 million and $38.8 million, respectively. At March 31, 1997, single-family residential and multi-family residential loans comprised 70% and 17%, respectively, of total delinquent loans. The table in Exhibit 99H presents the Bank's delinquent loans by property type for the past five quarters.

          If the recent economic improvements in the Bank's principal market areas do not continue or if California and the states in which the Bank has significant loan concentrations experience an economic downturn, resulting in a significant decline in property values or a significant increase in unemployment, the level of NPAs and delinquent loans could increase. At March 31, 1997, the states in which the Bank had loan concentrations greater than $150 million were California, Florida, New York, Virginia, New Jersey and Texas.


ALLOWANCE FOR LOAN LOSSES

          Glendale Federal uses an internal asset review system to identify problem assets. The Bank's asset classification process, in accordance with applicable regulations, provides for the classification of assets through the levels of satisfactory, special mention, substandard, doubtful or loss. The Bank's determination of the level and the allocation of the allowance for loan losses and, correspondingly, the provisions for such losses, is based on various judgments, assumptions and projections regarding a number of factors, including, but not limited to, asset classifications, current and forecasted economic and market conditions, loan portfolio composition, historical loan loss experience and industry experience. The allowance for loan losses is adjusted quarterly to reflect management's current assessment of the effect of these factors on estimated inherent loan losses. While management uses all information available to it to estimate losses on loans, future changes to the allowance may become necessary based on changes in economic and market conditions. In addition, various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make changes to the allowance based on their judgments and the information available to them at the time of their examination.

          The following table sets forth the allocation of Glendale Federal's allowance for loan losses at March 31, 1997 and June 30, 1996 by property type (dollars in thousands):

                                             March 31, 1997                               June 30, 1996
                                ----------------------------------------     --------------------------------------
                                                  Gross      Percent of                       Gross      Percent of
                                                  Loan        Allowance                       Loan        Allowance
                                                Portfolio      to Loan                      Portfolio      to Loan
                                Allowance        Balance       Balance       Allowance       Balance       Balance
                                ----------      ----------   -----------     ----------     ---------     ---------
 Single-family 1-4 units            $ 52,365   $ 8,280,356         0.63%        $ 56,833   $ 7,580,312         0.75%
 Multi-family:
  5-36 units                          44,921     1,502,267         2.99           48,628     1,564,542         3.11
  37 or more units                    19,846       361,938         5.48           26,062       400,415         6.51
Non-residential                       38,568     1,203,959         3.20           47,260     1,357,225         3.48
Commercial                             3,277        73,807         4.44            4,699        10,391        45.22
Consumer                               6,967        90,355         7.71            3,274        73,158         4.48
                                    --------   -----------                      --------   -----------
                                    $165,944   $11,512,682         1.44%        $186,756   $10,986,043         1.70%
                                    ========   ===========                      ========   ===========

          The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

          Specific valuation allowances of $15.2 million and $26.5 million have been established for impaired loans, which totaled $156.0 million and $158.8 million at March 31, 1997 and June 30, 1996, respectively, and are included in the allowance for loan losses. Specific valuation allowances are provided when management determines that, for a specific loan, default appears probable and the amount of the expected loss is measurable. The balances of impaired loans with related specific valuation allowances at March 31, 1997 and June 30, 1996 totaled $84.7 million and $106.5 million, respectively. Those impaired loans without related specific valuation allowances at March 31, 1997 and June 30, 1996 totaled $71.3 million and $52.3 million, respectively.

          The allowance for loan losses declined by $20.8 million, to $165.9 million, in the first nine months of fiscal 1997. The decrease in the allowance during this period reflects improving NPA and delinquency trends, a reduced number of high-risk, large, and multiple loan borrower relationships and an overall improvement in the total loan portfolio. Loans secured by single-family residences have a lower historical loss experience than those loans secured by multi-family and non-residential properties, and generally result in lower charge-offs. The Bank, therefore, requires proportionally lower levels of allowance for loan losses against the single-family residential loan portfolio than it requires for the other loan portfolios. The ratios of allowance to non-accrual loans and total gross loans at March 31, 1997 were 108.2% and 1.4%, respectively, compared to 97.0% and 1.7%, respectively, at June 30, 1996. The table in Exhibit 99D sets forth the ratios of the Bank's allowance for loan losses to its gross loan portfolio and NPAs.

          A summary of activity in the allowance for loan losses by property type during the first nine months of fiscal 1997 is as follows (in thousands):

                            Balance                                                  Balance
                            June 30,               Charge-              OneCentral  March 31,
                              1996    Additions     offs    Recoveries     Bank        1997
                          ---------- ----------  ---------- ----------- ----------- ---------
Single-family 1-4 units   $ 56,833    $17,464    $(22,044)     $  112      $    -   $ 52,365

Multi-family:
  5-36 units                48,628      4,727      (8,448)         14           -     44,921
  37 or more units          26,062     (1,197)     (5,189)        170           -     19,846
Non-residential             47,260        619     (10,435)      1,124           -     38,568
Commercial                   4,699     (5,717)        (58)      3,323       1,030      3,277
Consumer                     3,274      5,430      (2,473)        736           -      6,967
                          --------    -------    --------      ------      ------   --------
                          $186,756    $21,326    $(48,647)     $5,479      $1,030   $165,944
                          ========    =======    ========      ======      ======   ========

          A summary of activity in the allowance for loan losses by property type during the first nine months of fiscal 1996 is as follows (in thousands):

                                  Balance                                       Balance
                                  June 30,                Charge-              March 31,
                                    1995     Additions     offs     Recoveries    1996
                                 ---------  ----------  ---------   ---------- ----------
Single-family 1-4 units          $ 44,483   $ 35,017    $(25,992)     $   24   $ 53,532
Multi-family:
  5-36 units                       41,736     11,812      (9,123)        171     44,596
  37 or more units                 31,569     (1,116)     (4,254)        231     26,430
Non-residential                    83,086    (11,850)    (11,275)      2,885     62,846
Commercial                          4,176     (4,543)       (881)      4,447      3,199
Consumer                            4,092        619      (2,203)        871      3,379
                                 --------   --------    --------      ------   --------
                                 $209,142   $ 29,939    $(53,728)     $8,629   $193,982
                                 ========   ========    ========      ======   ========


          Additions to the allowance for loan losses declined by $8.6 million, to $21.3 million, in the nine months ended March 31, 1997, compared to the same period last year, reflecting management's assessment that there is a decreased risk of loss inherent in the loan portfolio, as evidenced by decreases in NPAs and delinquent loans. The negative balances shown in the "Additions" column in the above tables represent the reallocation of the allowance among the different portfolios and reflects management's current assessment of the shifting of the relative risks of loss inherent in the different portfolios.

          If the recent economic improvements in the Bank's principal market areas do not continue, the Bank's real estate portfolios could be adversely impacted, resulting in increases in NPAs and higher charge-offs. Such increases could require a larger allowance for loan losses.

LIABILITY COMPOSITION

          The Bank continues to emphasize the attraction of retail deposits, especially low-cost demand deposits. The Bank's ratio of deposits to borrowings was 65%/35% at March 31, 1997 and June 30, 1996. The ratio of deposits to borrowings, however, is impacted by the Bank's ability to fund asset growth with growth in retail deposits. The Bank expects to replace borrowings with retail deposits over time through a combination of retail sales efforts and acquisitions of deposits. See the deposit composition table following for additional information.


DEPOSITS

          The Bank uses retail deposits as its core source of funds for lending and asset purchase purposes and as a customer base for providing additional financial services. The Bank's total deposits increased by $461.9 million, to $9.2 billion, in the first nine months of fiscal 1997. Included in the net deposit inflows in daily access and certificates were $62.8 million and $6.0 million, respectively, of deposits purchased in the OneCentral acquisition.

          Glendale Federal's deposit composition at March 31, 1997 and June 30, 1996 was as follows (dollars in millions):

                                                March 31, 1997          June 30, 1996
                                            ---------------------  -------------------------
                                                           % of                   % of
                                              Balance     Total     Balance       Total
                                            ----------  ---------  ----------  -------------
Checking/NOW accounts                        $1,024       11.1%      $  779         8.9%
Passbook accounts                               452        4.9          493         5.7
Money market checking/savings                 2,036       22.2        1,719        19.7
                                             ------       ----       ------       -----
Total daily access                            3,512       38.2        2,991        34.3
Short-term certificates (1 year or less)      2,728       29.7        3,047        34.9
Long-term certificates (over 1 year)          2,752       30.0        2,438        27.9
Branch and business development
  jumbo certificates                            159        1.7          190         2.2
                                             ------      -----       ------       -----
Total retail deposits                         9,151       99.6        8,666        99.3
Brokered certificates of deposit                 35        0.4           58         0.7
                                             ======      =====       ======       =====
Total                                        $9,186      100.0%      $8,724       100.0%
                                             ======      =====       ======       =====


          Checking accounts increased by $245 million, or 31%, to $1,024 million, during the first nine months of fiscal 1997. Management believes that the overall increase in daily access deposits during the first nine months of fiscal 1997 reflects the Bank's aggressive branch marketing efforts and advertising campaign instituted throughout California. During the first nine months of fiscal 1997, the Bank's short-term certificates of deposit decreased $319 million offset by a $314 million increase in long-term certificates. This shift reflects the Bank's strategy to offer promotional rates on its 15, 18 and 21 month certificate products in anticipation of an increase in short-term interest rates.

BORROWINGS

          Total borrowings increased by $391.9 million, to $5.0 billion, during the nine months ended March 31, 1997 to support asset growth. Borrowings from the Federal Home Loan Bank ("FHLB") increased by $1.2 billion to $5.0 billion. The Bank increased adjustable-rate FHLB borrowings by $2.3 billion, to $2.9 billion during the nine months ended March 31, 1997, while fixed-rate FHLB borrowings decreased by $1.1 billion, to $2.1 billion, during the same period. These advances were also used to repay the balance of securities sold under agreements to repurchase of $758.1 million. Total borrowings as of March 31, 1997 and June 30, 1996 included $3.5 billion and $2.1 billion, respectively, of borrowings due within one year. See "Liquidity and Asset and Liability Management--Asset and Liability Management" below for additional discussion of the Bank's borrowings.

STOCKHOLDERS' EQUITY

        Stockholders' equity increased by $29.0 million, to $986.4 million, during the nine months ended March 31, 1997, primarily due to net earnings of $26.1 million, proceeds of $4.3 million received from the issuance of common stock related to the exercise of stock options and a $6.9 million decrease in the net unrealized loss recorded on the portfolio of mortgage-backed securities available for sale, partially offset by dividends declared of $8.3 million on the Bank's Series E preferred stock.

        During the nine months ended March 31, 1997, the Bank issued 3.1 million shares of common stock in exchange for 1.2 million shares of the Bank's Series E preferred stock. See Note 3 of the Notes to Consolidated Financial Statements for additional information regarding these transactions.

REGULATORY CAPITAL

   The following table compares Glendale Federal's regulatory capital at March 31, 1997 to its minimum regulatory capital requirements at that date (dollars in thousands):

                                                Capital at       As a %       Capital       As a %         Excess
                                              Mar. 31, 1997     of Assets     Required     of Assets       Capital
                                             ---------------   ------------ -------------  ----------  ----------------
Capital in accordance with generally
  accepted accounting principles             $   986,434
Adjustments for tangible and core capital:
     Goodwill and other intangible assets        (61,096)
     Investments in and advances to
        non-permissible subsidiaries              (2,260)
     Net unrealized holding loss on debt
        securities available for sale              4,541
                                             -----------
Total tangible capital                           927,619           6.05%      $230,028       1.50%        $697,591
Adjustment for core capital                           --
                                             -----------
Total core capital                               927,619           6.05%      $460,056*      3.00%*       $467,563*
Adjustments for risk-based capital:
     Allowance for general loan losses**         107,866
     Equity risk investments required
        to be deducted                            (9,118)
                                             -----------
Total risk-based capital                     $ 1,026,367          11.82%      $698,698*      8.00%*       $327,669*
                                             ===========

----------
*Under the standards for "well capitalized" institutions established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the corresponding amounts for core capital are $766,760, 5.00% and $160,859, respectively, and the corresponding amounts for risk-based capital are $870,427, 10.00% and $155,940, respectively.
**Limited to 1.25% of risk-weighted assets.

                  LIQUIDITY AND ASSET AND LIABILITY MANAGEMENT

LIQUIDITY

        The Bank's primary sources of funds consist of retail deposits, borrowings from the FHLB, principal repayments on loans and mortgage-backed securities and sales of securities under agreements to repurchase. The Bank also obtains funds from its operations. Each of the Bank's sources of liquidity is subject to various uncertainties beyond the control of the Bank. Scheduled loan payments are a relatively stable source of funds, while loan and mortgage-backed security prepayments and deposit flows may vary widely in reaction to market conditions, primarily prevailing interest rates. As a measure of protection against these uncertainties, the Bank generally has back-up sources of funds available to it. At March 31, 1997, funds estimated to be available from these sources totaled approximately $3.7 billion and consisted primarily of the repurchase agreement markets.

        During the nine months ended March 31, 1997, the Bank experienced a net cash outflow from investing activities of $759.5 million, primarily due to the purchase of loans and mortgage-backed securities and to term loan originations, partially offset by principal payments on loans and mortgage-backed securities. In addition, the Bank experienced positive cash flows from operating activities during the period of $156.8 million. The Bank's financing activities during the period resulted in a net cash inflow of $846.4 million, consisting principally of net increases in deposits and borrowings.

        During March 1997, the Bank's average liquidity ratio was 6.08%. The current minimum regulatory requirement for this ratio is 5%.


ASSET AND LIABILITY MANAGEMENT

        The one-year GAP represents the estimated difference between the amounts of interest-earning assets and interest-bearing liabilities maturing or repricing within one year, based on assumptions as to the expected repayment of assets and liabilities. The interest rate sensitivity of the Bank's assets and liabilities could vary substantially if actual experience differs from the assumptions used. The Maturity and Rate Sensitivity Analysis table in Exhibit 99A sets forth the projected maturities, based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), of the Bank's major asset and liability categories as of March 31, 1997.

        The following table is a summary of Glendale Federal's one-year GAP at the dates indicated (dollars in millions):

                                                                                    March 31,           June 30,
                                                                                      1997                1996
                                                                                 ----------------    ----------------
    Interest-earning assets maturing or repricing within one year                      $11,523          $  11,004
    Interest-bearing liabilities maturing or repricing within one year                   8,312              7,956
                                                                                 ----------------    ----------------
    One-year maturity GAP                                                              $ 3,211          $   3,048
                                                                                 ================    ================
    One-year maturity GAP as a percent of total assets                                    20.9%              21.1%
                                                                                 ================    ================

        The $163 million increase in the one-year GAP for the first nine months of fiscal 1997 was primarily due to a $519 million increase in assets maturing or repricing within one year, partially offset by a $356 million increase in liabilities maturing or repricing within one year. The growth in one-year assets was primarily due to an increase of $255 million in adjustable-rate single-family residential loans that mature or reprice within one year and an increase of $250 million in whole loans purchased under resale agreements. The growth in one-year liabilities was principally due to an increase of $1.7 billion in FHLB borrowings that mature or reprice within one year, partially offset by a reduction of approximately $758 million in securities sold under agreements to repurchase and a decrease of $673 million in certificates of deposit.

          The Bank is better protected against rising interest rates with a positive one-year GAP. However, the Bank remains subject to possible interest rate spread compression, which would adversely impact the Bank's net interest income if interest rates rise. This is primarily due to the lag in the repricing of the indices to which the Bank's adjustable-rate loans and mortgage-backed securities are tied, as well as the repricing frequencies and periodic interest rate caps on such adjustable-rate loans and mortgage-backed securities, and to an increase in the cost of the Bank's liabilities which are subject to monthly repricing. The amount of such interest rate spread compression would depend upon the frequency and severity of such interest rate fluctuations. The positive one-year GAP could decrease in future periods due to, among other things, the use of short-term adjustable-rate borrowings to purchase long-term fixed-rate loans in the secondary market.

          The following tables present the Bank's gross loan portfolio, including loans serviced by the Bank and loans serviced by others, and the Bank's gross mortgage-backed securities portfolio (before adjustment for the unrealized loss on mortgage-backed securities available for sale) by note type and the distribution of adjustable-rate loans and mortgage-backed securities among the major underlying indices at the dates indicated (dollars in millions):

                                                                        March 31, 1997
                                             ----------------------------------------------------------------------
                                                Loans        Loans         Mortgage-
                                               serviced    serviced          backed                        Percent
                                               by Bank     by others       Securities         Total        of Total
                                             ------------- ------------ --------------- --------------- -----------
Adjustable:
   6-month Treasury                            $     343     $      34       $   428          $   805          6%
   1-Year Treasury (1)                             2,446         2,086         1,308            5,840         43
   11th District Cost of Funds                     3,633            75           138            3,846         28
   Prime                                             145             -            10              155          1
   Other                                             111            10           125              246          2
                                                 -------       -------       -------          -------    -------
                                                   6,678         2,205         2,009           10,892         80
Fixed:
   Loans receivable                                  994         1,636             -            2,630         19
   Mortgage-backed securities                          -             -           210              210          1
                                                 -------       -------       -------          -------    -------
                                                     994         1,636           210            2,840         20
                                                 -------       -------       -------          -------    -------
Total                                            $ 7,672       $ 3,841       $ 2,219          $13,732        100%
                                                 =======       =======       =======          =======    =======

                                                                           June 30, 1996
                                             ----------------------------------------------------------------------
                                                Loans        Loans         Mortgage-
                                               serviced    serviced          backed                        Percent
                                               by Bank     by others       Securities         Total        of Total
                                             ------------- ------------ --------------- --------------- -----------
Adjustable:
   6-month Treasury                              $   384       $    44       $   433          $   861          7%
   1-Year Treasury (1)                             2,445         1,905         1,241            5,591         42
   11th District Cost of Funds                     3,855            81           154            4,090         31
   Prime                                              63            --            12               75          1
   Other                                             167            45           154              366          3
                                                 -------       -------       -------          -------    -------
                                                   6,914         2,075         1,994           10,983         84
Fixed:
   Loans receivable                                  928         1,069            --            1,997         15
   Mortgage-backed securities                         --           227           227                1
                                                 -------       -------       -------          -------    -------
                                                     928         1,069           227            2,224         16
                                                 -------       -------       -------          -------    -------
Total                                            $ 7,842       $ 3,144       $ 2,221          $13,207        100%
                                                 =======       =======       =======          =======    =======

________________
(1) Includes loans with interest rates that are fixed for three to five years which then convert to adjustable rates for the remainder of the loan term.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

        Net interest income increased by $9.8 million and $33.5 million, to $96.5 million and $279.1 million, respectively, for the three and nine months ended March 31, 1997, compared to the same periods last year, primarily because of an improvement in the yield-cost spread. The yield-cost spread increased by 15 basis points and 36 basis points, to 2.43% and 2.42%, respectively, in the three and nine months ended March 31, 1997, compared to the same periods last year, primarily due to a decrease of 24 basis points and 40 basis points, to 4.94% and 4.96%, respectively, in the Bank's cost of funds. Additionally, the Bank experienced an increase of $26.9 million to $511.6 million, in the amount by which average interest-earning assets exceeded average interest-bearing liabilities during the nine months ended March 31, 1997.

        The decrease in the Bank's cost of funds during the three and nine months ended March 31, 1997, compared to the same periods last year, was primarily due to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts, and a decline in the interest rate environment. The decrease in the Bank's cost of funds during the year-to-date period was also partially attributable to a change in the mix of funding sources from higher-cost borrowings to lower-cost deposits. This resulted in deposits comprising 63.9% of total average interest-bearing liabilities during the current nine-month period, versus 61.9% in the same period last year. The Bank also replaced maturing higher-cost FHLB borrowings with lower-cost FHLB borrowings which were in turn used to pay off the outstanding balance of securities sold under repurchase agreements of $758.1 million.

        The yields on loans and mortgage-backed securities decreased by 10 basis points and 4 basis points, to 7.44% and 7.43%, respectively, in the three and nine months ended March 31, 1997, compared to the same periods last year. The yield on loans decreased by 22 basis points and 31 basis points, to 7.61% and 7.59%, respectively, in the three and nine months ended March 31, 1997, compared to the same periods last year. This was primarily due to the decrease in the repricing of the Bank's adjustable-rate portfolio that was attributable to the lower interest rate environment and to an increase in adjustable-rate loans that was attributable principally to the purchase of $2.0 billion of adjustable-rate loans yielding 6.74% in the secondary market during the last nine months of fiscal 1996. During the first nine months of fiscal 1997, the Bank purchased $696.5 million of fixed-rate loans yielding 8.26% and $841.7 million of adjustable-rate loans yielding 7.36% in the secondary market. Partially offsetting the above decrease in the yield on loans was an increase in the yield on mortgage-backed securities of 19 basis points and 33 basis points, to 6.63% and 6.65%, respectively, in the three and nine months ended March 31, 1997, primarily attributable to the sale of $1.7 billion of lower-yielding CMOs in the second and third quarters of fiscal 1996.

        The declining level of NPAs had a positive impact on net interest income as the Bank was able to reinvest the proceeds from liquidation of these assets into interest-earning assets. The average balance of NPAs in the three and nine months ended March 31, 1997 was $224.8 million and $249.7 million, respectively. The average balance of NPAs in the three and nine months ended March 31, 1996 was $288.5 million and $322.6 million, respectively. The impact of non-accrual assets on the yield on loans and mortgage-backed securities was a reduction in yield of 7 basis points and 8 basis points in the three and nine months ended March 31, 1997, respectively, versus a reduction of 13 basis points in both the three and nine months ended March 31, 1996.

        The yield on the investment portfolio increased by 12 basis points to 6.56% in the three months ended March 31, 1997, compared to the same period last year primarily due to the $53.1 million purchase of FHLB stock with higher yields during the first six months of the current fiscal year. The yield on the investment portfolio decreased by 13 basis points to 6.54% in the nine months ended March 31, 1997, compared to the same period last year, primarily due to a decrease in federal funds and repurchase agreements attributable to a lower interest rate environment, partially offset by the above purchase of higher-yield FHLB stock.

        The Bank has, in the past, entered into interest rate exchange agreements ("swaps") to reduce the effect of rising interest rates on short-term deposits and FHLB advances, and the effect thereof on interest expense. The Bank predominantly pays fixed interest rates and receives variable interest rates under its swap contracts. The impact of swaps for each of the three and nine months ended March 31, 1997 was to increase the total cost of funds by 2 basis points. The impact of swaps for the three- and nine- month periods ended March 31, 1996 was to increase the total cost of funds by 2 basis points and by 1 basis point, respectively. At March 31, 1997 and 1996, the Bank had $200 million in notional principal amount of swaps that matured in April 1997.

        During fiscal 1996, the Federal Reserve Board lowered the federal funds rate by a total of 0.75%, to 5.25%. This reduced the Bank's borrowing costs. Because adjustments to interest rates on adjustable-rate loans and mortgage-backed securities tend to follow changes in market rates, the impact of lower interest rates is experienced in yields for these assets more slowly than in the cost of the Bank's short-term borrowings. If current interest rates were to remain stable, the Bank would not expect its interest rate spread to change significantly. However, in March 1997, the Federal Reserve Board increased the federal funds rate by 0.25% to 5.5%. This increase, and any future increases in short-term interest rates could result in interest rate spread compression depending on the timing and magnitude of the increase.

  The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate fluctuations (change in rate multiplied by prior period average balance) and volume fluctuations (change in average balance multiplied by prior period rate) when compared to the same periods of the prior year (in thousands):

                                                       Three months ended March 31,         Nine months ended March 31,
                                                              1997 vs. 1996                        1997 vs. 1996
                                                             Changes Due To                        Changes Due To
                                                     --------------------------------    --------------------------------
                                                      Volume       Rate       Total       Volume       Rate       Total
                                                     --------    --------    --------    --------    --------    --------
Interest income:
  Loans receivable, net                              $ 16,971    $ (5,799)   $ 11,172    $ 66,155    $(24,016)   $ 42,139
  Mortgage-backed securities, net                      (6,189)      1,248      (4,941)    (76,826)      8,954     (67,872)
                                                     --------    --------    --------    --------    --------    --------
      Total loans and
       mortgage-backed securities                      10,782      (4,551)      6,231     (10,671)    (15,062)    (25,733)


  Federal funds sold and securities
    purchased under resale agreements                      11        (164)       (153)     (2,417)     (1,865)     (4,282)
  U.S. Government and other investment
    securities                                          1,734        (123)      1,611       3,413        (457)      2,956
                                                     --------    --------    --------    --------    --------    --------
      Total investments                                 1,745        (287)      1,458         996      (2,322)     (1,326)
                                                     --------    --------    --------    --------    --------    --------
      Total interest income                            12,527      (4,838)      7,689      (9,675)    (17,384)    (27,059)
Interest expense:
  Deposits - daily access                               4,560        (143)      4,417      12,530      (2,078)     10,452
  Deposits - certificates                              (7,880)     (3,059)    (10,939)    (24,087)    (14,365)    (38,452)
                                                     --------    --------    --------    --------    --------    --------
      Total deposits                                   (3,320)     (3,202)     (6,522)    (11,557)    (16,443)    (28,000)

  Securities sold under agreements
     to repurchase and other
     short-term borrowings                            (18,125)       (235)    (18,360)    (71,010)     (5,630)    (76,640)

  Borrowings from the Federal Home
      Loan Bank                                        25,038      (2,244)     22,794      54,404      (9,917)     44,487
  Other borrowings                                        (20)         (2)        (22)       (146)       (270)       (416)
                                                     --------    --------    --------    --------    --------    --------
      Total borrowings                                  6,893      (2,481)      4,412     (16,752)    (15,817)    (32,569)
                                                     --------    --------    --------    --------    --------    --------
      Total interest expense                            3,573      (5,683)     (2,110)    (28,309)    (32,260)    (60,569)
                                                     ========    ========    ========    ========    ========    ========
  Net interest income                                $  8,954    $    845    $  9,799    $ 18,634    $ 14,876    $ 33,510
                                                     ========    ========    ========    ========    ========    ========



Note: Non-accrual loans are included in the average balances for the periods;
      however, interest on such loans has been excluded from interest income for the periods. The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

          The following table sets forth the Bank's average balances of and weighted average yields on interest-earning assets, the average balances of and weighted average interest rates paid on interest-bearing liabilities, the dollar difference between such average balances and the spread between the weighted average yields earned and rates paid for the three months ended March 31, 1997 and 1996 (dollars in millions):

                                                            Three months ended March 31
                                              ----------------------------------------------------

                                                       1997                       1996
                                              -----------------------   --------------------------
                                                            Weighted                     Weighted
                                                Average      Average     Average          Average
                                                Balances   Yield/Cost   Balances        Yield/Cost
                                              ----------   ----------   ---------      -----------
Loans receivable, net                         $11,234          7.61%     $10,351           7.83%
Mortgage-backed securities, net                 2,302          6.63        2,680           6.44
                                              -------                    -------
      Total loans and mortgage-backed
         securities                            13,536          7.44       13,031           7.54

Federal funds sold and securities purchased
  under resale agreements                         735          5.55          730           5.60
U.S. Government and other investment
   securities                                     285          9.18          206           9.41
                                              -------                    -------
      Total investments                         1,020          6.56          936           6.44
                                              -------                    -------

      Total interest-earning assets            14,556          7.37       13,967           7.46
                                              -------                    -------

Deposits - daily access                         3,416          2.99        2,772           3.01
Deposits - certificates                         5,580          5.49        6,105           5.68
                                              -------                    -------
      Total deposits                            8,996          4.54        8,877           4.84

Securities sold under agreements to
   repurchase and other short-term
   borrowings                                      61          5.55        1,369           5.62
Borrowings from the Federal Home Loan Bank      4,999          5.67        3,183           5.94
Other borrowings                                   40          3.86           41           3.88
                                              -------                    -------
      Total borrowings                          5,100          5.66        4,593           5.83
                                              -------                    -------

      Total interest-bearing liabilities       14,096          4.94       13,470           5.18
                                              -------                    -------

Difference between average
   interest-earning assets
   and interest-bearing liabilities           $   460                    $   497
                                              =======                    =======
Yield-cost spread                                              2.43%                       2.28%

Effective net spread /1/                                       2.59%                       2.47%


_______________
   /1/Annualized net interest income divided by average interest-earning assets.

          The following table sets forth the Bank's average balances of and weighted average yields on interest-earning assets, the average balances of and weighted average interest rates paid on interest-bearing liabilities, the dollar difference between such average balances and the spread between the weighted average yields earned and rates paid for the nine months ended March 31, 1997 and 1996 (dollars in millions):

                                                         Nine months ended March 31
                                              --------------------------------------------------

                                                       1997                     1996
                                              --------------------------------------------------
                                                           Weighted                   Weighted
                                                Average    Average       Average      Average
                                                Balances   Yield/Cost   Balances     Yield/Cost
                                              ----------  -----------  ---------     -----------
Loans receivable, net                         $11,217         7.59%    $10,072         7.90%
Mortgage-backed securities, net                 2,245         6.65       3,794         6.32
                                              -------         ----     -------         ----
      Total loans and mortgage-backed
         securities                            13,462         7.43      13,866         7.47

Federal funds sold and securities purchased
  under resale agreements                         677         5.54         731         5.88
U.S. Government and other investment
   securities                                     259         9.17         209         9.45
                                              -------         ----     -------         ----
      Total investments                           936         6.54         940         6.67
                                              -------         ----     -------         ----

      Total interest-earning assets            14,398         7.38      14,806         7.42
                                              -------         ----     -------         ----

Deposits - daily access                         3,243         2.98       2,684         3.08
Deposits - certificates                         5,628         5.48       6,182         5.79
                                              -------         ----     -------         ----
      Total deposits                            8,871         4.57       8,866         4.97

Securities sold under agreements to
   repurchase and other short-term
   borrowings                                     337         5.50       2,041         5.89
Borrowings from the Federal Home Loan Bank      4,639         5.70       3,369         6.07
Other borrowings                                   40         3.76          45         4.61
                                              -------         ----     -------         ----
      Total borrowings                          5,016         5.67       5,455         5.99
                                              -------         ----     -------         ----

      Total interest-bearing liabilities       13,887         4.96      14,321         5.36
                                              -------         ----     -------         ----

Difference between average
   interest-earning assets
   and interest-bearing liabilities           $   511                  $   485
                                              =======                  =======
Yield-cost spread                                             2.42%                    2.06%

Effective net spread /1/                                      2.59%                    2.24%

_______________
   /1/Annualized net interest income divided by average interest-earning assets.

PROVISION FOR LOAN LOSSES

        Provisions for loan losses decreased by $4.2 million and $8.6 million, to $6.1 million and $21.3 million, respectively, in the three and nine months ended March 31, 1997, compared to the same periods last year. The reduction in the provision was primarily due to declining NPAs and delinquent loans, lower net charge-offs and management's assessment that there is a decreased risk of loss inherent in the Bank's loan portfolios. NPAs at March 31, 1997 totaled $224.8 million, which represents a 22% decline from the $289.8 million of NPAs recorded at March 31, 1996. The allowance for loan losses is determined based on, among other things, the application to the loan portfolios of factors used in the Bank's allowance for loan loss evaluation process. The application of these factors is discussed in "Balance Sheet Analysis--Allowance for Loan Losses".

LOAN SERVICING INCOME, NET

        Loan servicing income, net, increased by $0.9 million and $8.8 million, to $8.4 million and $25.5 million, respectively, in the three and nine months ended March 31, 1997, compared to the same periods last year. This increase was attributable to increased servicing fees earned resulting from recent purchases of mortgage servicing rights and to the effect of adjustments made in the September 1995 quarter to reduce the value of the Bank's servicing assets. In the September 1995 quarter, an adjustment totaling $3.7 million was made to reduce the carrying value of the Bank's purchased mortgage servicing rights due to an increase in prepayment expectations. In the same quarter, an adjustment of $2.2 million was made to reduce the carrying value of the Bank's capitalized servicing fees receivable due to changes in the underlying assumptions relating to that asset.

If prepayment expectations increase from the levels as of March 31, 1997, further reductions to the value of the Bank's servicing assets may be necessary, depending upon the frequency and magnitude of such increases.

        During fiscal 1996, the Bank purchased servicing rights relating to $3.7 billion of loans for $50.8 million. During the nine months ended March 31, 1997, the Bank purchased servicing rights relating to $5.7 billion of loans for $74.9 million. The Bank has signed an agreement to purchase servicing rights for $11.6 billion of mortgage loans in the fourth quarter of the current fiscal year.

        The Bank's portfolio of loans serviced for others totaled $18.2 billion and $11.3 billion at March 31, 1997 and 1996, respectively.

OTHER FEES AND SERVICE CHARGES

        Other fees and service charges increased by $3.2 million and $8.3 million, to $14.8 million and $41.2 million, respectively, in the three and nine months ended March 31, 1997, compared to the same periods in fiscal 1996. This increase primarily reflects an increase in deposit fee income of $1.8 million and $5.8 million, respectively, related to growth in the number of transaction accounts and an increase in commissions and broker fees related to higher sales from the Bank's securities brokerage subsidiary.

GAIN (LOSS) ON SALE OF LOANS AND MORTGAGE-BACKED SECURITIES, NET

        The Bank recorded a net loss on sale of loans and mortgage-backed securities of $0.3 million during the current quarter compared with a net gain of $4.0 million during the same period last year, primarily due to a pre-tax recovery of $5.7 million on the sale of $695 million of fixed-rate CMO investments in the March 1996 quarter. Loss on sale of loans and mortgage-backed securities, net decreased by $32.2 million in the nine months ended March 31, 1997, compared to the same period last year, primarily due to a pre-tax loss of $28.2 million on the sale of $1.7 billion of fixed-rate CMO investments during the second and third quarters of fiscal 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses, excluding legal expenses for the goodwill litigation, were $63.4 million for the current fiscal 1997 quarter, down slightly compared with the same period last year. General and administrative expenses increased by $14.0 million to $195.4 million in the nine
months ended March 31, 1997, compared to the same period last year.   The year-
to-date increase primarily reflects costs associated with the Bank's new business lines, partially offset by reduced regulatory insurance premiums and lower advertising expenses. General and administrative expenses may increase in future periods as the Bank continues to expand its business lines. Management intends the new business lines to result in additional fee income, higher yielding loans and lower costing deposits.

        As a result of the reduced assessment from the FDIC following the SAIF recapitalization, regulatory insurance decreased by $3.9 million and $7.5 million, to $2.6 million and $13.8 million in the three and nine months ended March 31, 1997, compared with the same periods last year. The year-to-date decrease also reflects the $1.1 million refund from the FDIC for a portion of the second quarter assessment.

LEGAL EXPENSE - GOODWILL LAWSUIT

        Legal expenses related to the Bank's trial in the Court of Federal Claims to determine damages in its breach of contract suit against the federal government were significantly higher in the current quarter and year-to-date periods. Such expenses increased by $7.5 million and $12.8 million, to $8.2 million and $13.7 million, respectively, in the current three- and nine-month periods, compared to the same periods last year. Management expects legal expenses to remain high during the duration of the damages phase of the goodwill litigation, which is currently estimated to be completed sometime in the December 1997 quarter. See Item 1. "Legal Proceedings - Goodwill Litigation Againist the Government" for further discussion.

OPERATIONS OF REO

        Operations of REO resulted in losses of $2.1 million and $5.9 million in the three and nine months ended March 31, 1997 as compared to losses of $4.2 million and $7.4 million in last year's comparable periods. Losses in the current three- and nine-month periods were primarily due to $1.8 million and $6.2 million, respectively, in provisions to adjust the REO portfolio to current fair value, and $1.4 million and $5.0 million, respectively, of operating expenses. These current period expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $1.1 million and $5.3 million, respectively.

        Losses in the prior year's comparable periods were primarily due to $4.1 million and $9.8 million, respectively, in provisions to adjust the REO portfolio to current fair value, and $1.9 million and $5.7 million, respectively, of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $1.8 million and $8.2 million, respectively, of which $2.1 million was recognized in the September 1995 quarter in connection with the August 1995 sale of underperforming loans and REO.

INCOME TAX PROVISION

        The Bank recorded income tax provisions of $15.1 million and $18.3 million in the three and nine months ended March 31, 1997, respectively. The Bank recorded income tax provisions of $9.0 million and $13.3 million in the three and nine months ended March 31, 1996, respectively. For the three and nine months ended March 31, 1997, the effective tax rate is higher than the federal statutory rate primarily due to state taxes.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

GOODWILL LITIGATION AGAINST THE GOVERNMENT

        Following the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank sued the United States Government (the "Government") contending that FIRREA's treatment of supervisory goodwill constituted a breach by the Government of its 1981 contract with the Bank, under which the Bank merged with a Florida thrift and the Bank was permitted to include the goodwill resulting from the merger in the Bank's regulatory capital (Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, in the United States Court of Federal Claims, filed August 15, 1990). In July 1992, the U.S. Court of Federal Claims (the "Claims Court") found in favor of the Bank's position, ruling that the Government breached its express contractual commitment to permit the Bank to include supervisory goodwill in its regulatory capital and that the Bank is entitled to seek financial compensation.

        On May 25, 1993, a three-judge panel of the U.S. Court of Appeals for the Federal Circuit (the "Federal Circuit") reversed the Claims Court's July 1992 judgment in favor of the Bank, ruling that the Government was not liable for breach of contract, and remanded the case for trial of the Bank's constitutional and other claims. On August 18, 1993, the Federal Circuit granted the Bank's request for rehearing en banc and vacated the panel decision reversing the Claims Court's July 1992 judgment. On August 30, 1995 the Federal Circuit, by a 9 to 2 decision, affirmed the judgment of the Claims Court in favor of the Bank.

        The Government subsequently appealed this decision to the United States Supreme Court and on July 1, 1996, the Supreme Court, by a vote of 7 to 2, ruled that the Government had breached its contract with the Bank and remanded the case to the Claims Court for a determination of damages. On December 18, 1996, the Claims Court granted permission for the Bank to present evidence on three alternative damages theories: (1) "Reliance Damages", pursuant to which the Bank expects to present evidence of damages in an amount in excess of $900 million;
(2) "Expectation Damages", pursuant to which the Bank expects to present evidence of damages in the amount of approximately $1.5 billion; and (3) "Restitution", pursuant to which the Bank expects to present evidence of damages in excess of $1.9 billion. The trial to determine damages commenced on February 24, 1997 and is expected to end in the December 1997 quarter.

SHAREHOLDER CLASS ACTION LITIGATION

        A wholly-owned subsidiary of the Bank, as the successor by merger to the Bank's former parent corporation, GLENFED, Inc., is a defendant in consolidated class actions pending in the United States District Court for the Central District of California (the "District Court"), entitled In Re GLENFED Inc. Securities Litigation, Civil No. 91-0818 WJR, originally filed on January 18, 1991. The original consolidated complaint was dismissed by the Court on July 15, 1991, with leave to amend, for failure to allege with specificity the securities law and common law fraud claims asserted in the complaint. The complaint alleged, among other things, that various misrepresentations were made concerning the financial condition and operations of GLENFED and the Bank prior to GLENFED's announcement of a $140 million loss on or about January 16, 1991.

        After dismissal of the complaint, the plaintiffs filed an amended complaint which was dismissed by the District Court, which then entered judgment in favor of GLENFED and the individual officer and director defendants. Plaintiffs appealed this dismissal and on September 15, 1993, the United States Court of Appeals for the Ninth Circuit (the "Appeals Court") affirmed the judgment dismissing the complaint. On December 9, 1994, the Appeals Court, sitting en banc, reversed the decision of the three-judge panel which had found in favor of GLENFED on only one of the alternative grounds on which the District Court had based its opinion. Since the three-judge panel had not ruled on all the grounds which formed the basis of the District Court's opinion, the en banc court remanded the case to the three-judge appellate panel for a ruling on the remaining grounds. On July 13, 1995, the three-judge panel of the Appeals Court entered an order affirming the dismissal by the District Court of the outside directors and remanded the remainder of the case to the District Court for further proceedings.

        On November 12, 1996, the court heard GLENFED's and the remaining officers' and directors' motion for summary judgment and/or summary adjudication. On January 6, 1997, the court denied the motion for summary judgment but granted the motion for summary adjudication that: 1) the marketplace was informed of conditions in the real estate and savings and loan industries during the relevant time period; and 2) defendants monitored and disclosed the status of GLENFED's loan loss and non-performing assets and did not make false or misleading statements in regard to said reserves and assets. The issue remaining in the case is whether the defendants had a reasonable belief that certain subsidiaries could be sold without a loss. On April 15, 1997 the court issued a ruling denying class certification. If the case does not proceed as a class action, it would involve only the individual claims of the plaintiffs. Counsel for the purported class has filed a motion in intervention to substitute other class representatives. The hearing on the motion is set for June 3, 1997. If the motion is granted, then the new plaintiffs will be allowed to file their own motion for class certification.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

   11.1 Statement Regarding Computation of Per Share Earnings (Loss)
   99A  Maturity and Rate Sensitivity Analysis
   99B  Interest Rate Margin
   99C  Loan Originations by Type
   99D  Analysis of Allowance for Loan Losses and Non-Performing Assets
   99E  Gross Loans, Non-Performing Assets and Restructured Loans by Property
        Type
   99F  Non-Performing Assets and Restructured Loans
   99G  Non-Performing Assets Activity
   99H  Delinquent Loans by Property Type

(b)  Reports on Form 8-K

   None

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               Glendale Federal Bank, Federal Savings Bank
                               -------------------------------------------
                                                 (Registrant)



Date:     May 14, 1997               By:  /s/John E. Haynes
       ------------------------           ---------------------------
                                            Executive Vice President and
                                            Chief Financial Officer
                                            (Principal Financial Officer)

                                                                    EXHIBIT 11.1
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



                                                                      Three Months Ended         Nine Months Ended
                                                                           March 31,                 March 31,
                                                                    ----------------------      --------------------
PRIMARY EARNINGS PER SHARE                                           1997           1996         1997         1996
                                                                    -------        -------      -------      -------
COMPUTATION FOR STATEMENT OF OPERATIONS
Net earnings per statement of operations used in
 primary earnings per share computation:
   Net earnings                                                     $22,892        $20,398      $26,129      $23,556
   Dividends on Series E Preferred Stock                             (2,527)        (3,837)      (8,313)     (12,642)
   Premium on conversion of Series E Preferred Stock                   (241)        (5,452)      (4,173)      (5,452)
   Interest on borrowings, net of tax effect,
     on application of assumed proceeds from
     exercise of warrants and options in excess of
     20% limitation (a)                                                   -            272            -            -
                                                                    -------        -------      -------      -------
   Net earnings, as adjusted                                        $20,124        $11,381      $13,643      $ 5,462
                                                                    =======        =======      =======      =======

Weighted average number of shares outstanding used in
 primary earnings per share computation:
   Weighted average number of shares                                 50,140         41,914       48,687       41,128
   Net shares issuable from assumed exercise of warrants
     and options, as determined by the application
     of the Modified Treasury Stock Method                            8,279          5,977        6,493            -
                                                                    -------        -------      -------      -------
                                                                     58,419         47,891       55,180       41,128
                                                                    =======        =======      =======      =======


Primary earnings per share (b)                                      $  0.34        $  0.24      $  0.25      $  0.13
                                                                    =======        =======      =======      =======


ADDITIONAL PRIMARY EARNINGS PER SHARE COMPUTATION


   Net earnings, as per primary computation above                   $20,124        $11,381      $13,643      $ 5,462
   Interest on borrowings, net of tax effect,
     on application of assumed proceeds from
     exercise of warrants and options in excess of
     20% limitation (a)                                                   -              -            -        1,060
                                                                    -------        -------      -------      -------
   Net earnings, as adjusted                                        $20,124        $11,381      $13,643      $ 6,522
                                                                    =======        =======      =======      =======

   Weighted average number of shares outstanding,
     as per primary computation above                                58,419         47,891       55,180       41,128
   Net shares issuable from assumed exercise of warrants
     and options, as determined by the application
     of the Modified Treasury Stock Method                                -              -            -        5,915
                                                                    -------        -------      -------      -------
   Weighted average number of shares outstanding, as adjusted        58,419         47,891       55,180       47,043
                                                                    =======        =======      =======      =======

Primary earnings per share, as adjusted                             $  0.34        $  0.24      $  0.25      $  0.14 (c)
                                                                    =======        =======      =======      =======


                                                                    EXHIBIT 11.1
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - Continued
                     (In thousands, except per share data)


                                                                           Three Months Ended        Nine Months Ended
                                                                               March 31,                 March 31,
                                                                         ----------------------     -------  ----------
FULLY DILUTED EARNINGS PER SHARE                                          1997           1996         1997       1996
                                                                         -------       --------     -------     -------
COMPUTATION FOR STATEMENT OF OPERATIONS
Net earnings per statement of operations used in
 fully diluted earnings per share computation:
   Net earnings                                                          $22,892       $20,398      $26,129     $23,556
   Dividends on Series E Preferred Stock                                       -             -       (8,313)    (12,642)
   Premium on conversion of Series E Preferred Stock                        (241)       (5,452)      (4,173)     (5,452)
   Interest on borrowings, net of tax effect,
      on application of assumed proceeds from
      exercise of warrants and options in excess of
      20% limitation (a)                                                       -           138            -         444
                                                                         -------       -------      -------     -------
   Net earnings, as adjusted                                             $22,651       $15,084      $13,643     $ 5,906
                                                                         =======       =======      =======     =======


Weighted average number of shares outstanding used in
 fully diluted earnings per share computation:
   Weighted average number of shares                                      50,140        41,914       48,687      41,128
   Shares issuable from assumed conversion of
      Series E Preferred Stock                                            11,144        18,538            -           -
    Net shares issuable from assumed exercise of warrants
      and options, as determined by the application
      of the Modified Treasury Stock Method                                8,279         5,977        7,370       5,915
                                                                         -------       -------      -------     -------
                                                                          69,563        66,429       56,057      47,043
                                                                         =======       =======      =======     =======

Fully diluted earnings per share (b)                                     $  0.33       $  0.23      $  0.24     $  0.13
                                                                         =======       =======      =======     =======



ADDITIONAL FULLY DILUTED EARNINGS PER SHARE
  COMPUTATION (c)

   Net earnings as per fully diluted computation above                   $22,651       $15,084      $13,643     $ 5,906
   Dividends on Series E Preferred Stock                                       -             -        8,313      12,642
   Interest on GLENFED Debentures, net of tax effect (a)                     115           142          351         434
                                                                         -------       -------      -------     -------
   Net earnings, as adjusted                                             $22,766       $15,226      $22,307     $18,982
                                                                         =======       =======      =======     =======

   Weighted average number of shares outstanding,
      as per fully diluted computation above                              69,563        66,429       56,057      47,043
   Shares issuable from assumed conversion of
      Series E Preferred Stock                                                 -             -       12,425      19,305
   Shares issuable from assumed exercise of GLENFED Debentures                15            15           15          15
                                                                         -------       -------      -------     -------
   Weighted average number of shares outstanding, as adjusted             69,578        66,444       68,497      66,363
                                                                         =======       =======      =======     =======


Fully diluted earnings per share, as adjusted                            $  0.33       $  0.23      $  0.33     $  0.29
                                                                         =======       =======      =======     =======


    --------
(a)Adjustments to earnings have been shown net of tax effects which were calculated at the Bank's effective tax rates.

(b)These figures agree with the related amounts in the statement of operations.

(c)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive effect.

                                                                     EXHIBIT 99A
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                    MATURITY AND RATE SENSITIVITY ANALYSIS
                             (dollars in millions)
                                  (Unaudited)

                                                                                             Maturity/Rate Sensitivity
                                                                          ---------------------------------------------------------

                                                Total         % of        Within             1-5              6-10         Over 10
At March 31, 1997                              Balance        Total        1 Year           Years             Years         Years
-----------------                              -------        -----        -------          ------            -----        -------
Interest-earning Assets (1):
  Loans receivable:
    Single-family 1-4 units (2)(3)             $ 8,280         55.8%       $ 5,771          $1,446             $525           $538
    Multi-family and non-residential (2)(3)      3,064         20.6%         2,845             111               57             51
    Consumer and commercial (3)                    164          1.1%           134              28                2              -
  Mortgage-backed securities (2)(3)              2,219         15.0%         1,804             328               46             41
  Investment securities (4)                        713          4.8%           713                                -              -
  Other assets (5)                                 404          2.7%           256                                -            148
                                               -------        -----         ------          ------            -----          -----
        Total interest-earning assets           14,844        100.0%        11,523           1,913              630            778
                                                              =====         ------          ------            -----          -----
Non-interest-earning assets                        550
                                               -------
Total assets                                   $15,394
                                               =======

Interest-bearing Liabilities:
  Deposits:
    Checking/NOW accounts (6)                  $ 1,024          7.2%           174             447              244            159
    Passbook accounts (6)                          452          3.2%            63             176              113            100
    Money market accounts (6)                    2,037         14.4%           652           1,089              253             43
    Certificate accounts (4)                     5,674         40.0%         3,835           1,838                1              -
  Borrowings:
    FHLB(4)                                      4,988         35.2%         3,588           1,400                -              -
    Other(4)                                        10                           -              10                -              -
                                               -------        -----        -------          ------            -----          -----
        Total interest-bearing liabilities      14,185        100.0%         8,312           4,960              611            302
                                                              =====        -------          ------            -----          -----
Non-interest-bearing liabilities                   222
                                               -------
Total liabilities                               14,407
Stockholders' equity                               987
                                               -------
Total liabilities and stockholders' equity     $15,394
                                               =======

Maturity GAP                                                               $ 3,211         $(3,047)            $ 19           $476
                                                                           =======         =======            =====          =====

Cumulative GAP                                                             $ 3,211         $   164             $183            659
As % of total assets                                                          20.9%            1.1%             1.2%           4.3%

June 30, 1996 Cumulative GAP                                               $ 3,048         $   194             $231            646
As % of total assets                                                          21.1%            1.3%             1.6%           4.5%

----------------------

  (1) Asset balances are net of loans in process.
  (2) ARM loans are predominantly included in the "within 1 year" category, as they are subject to an interest adjustment every month, six months, or twelve months, depending upon terms of the applicable note.
  (3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Bank's historical experience. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Bank's historical experience.
  (4) Based on the contractual maturity/repricing of the instrument.
  (5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
  (6) In accordance with standard industry practice and the Bank's own historical experience, decay factors have been applied to these deposits.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                             INTEREST RATE MARGIN
                                  (unaudited)
                                                                     EXHIBIT 99B

                                                                                As of
                                                         ----------------------------------------------------------------
                                                         Mar. 31,      Dec. 31,      Sept. 30,     June 30,      Mar. 31,
                                                           1997          1996          1996          1996          1996
                                                         --------      --------      --------      --------      --------
Weighted average rate:

    Loans receivable, net                                   7.68%         7.68%         7.64%         7.74%         7.88%
    Mortgage-backed securities, net                         6.73%         6.77%         6.69%         6.26%         6.34%
                                                         --------      --------      --------      --------      --------
        Total loans and MBS                                 7.52%         7.52%         7.49%         7.49%         7.61%

    Federal funds sold and securities purchased
       under resale agreements                              5.66%         6.67%         6.06%         5.69%         5.63%
    U.S. Government and other investment securities         8.51%         8.37%         8.95%         9.58%         8.98%
                                                         --------      --------      --------      --------      --------
        Total investments                                   6.51%         7.27%         6.82%         6.99%         6.78%
                                                         --------      --------      --------      --------      --------

        Total loans, MBS and investments                    7.46%         7.51%         7.45%         7.46%         7.58%
                                                         --------      --------      --------      --------      --------


Weighted average rate:

    Deposits - daily access                                 2.88%         3.01%         3.01%         3.02%         2.97%
    Deposits - certificates                                 5.47%         5.47%         5.44%         5.46%         5.59%
                                                         --------      --------      --------      --------      --------
        Total deposits                                      4.48%         4.56%         4.57%         4.62%         4.74%

    Securities sold under agreements to repurchase
       and other short-term borrowings                      0.00%         5.69%         5.46%         5.50%         5.42%
    FHLB borrowings                                         5.66%         5.72%         5.66%         5.94%         6.04%
    Other borrowings                                        7.76%         7.76%         7.63%         7.76%         7.99%
                                                         --------      --------      --------      --------      --------
        Total borrowings                                    5.66%         5.72%         5.64%         5.87%         5.87%
                                                         --------      --------      --------      --------      --------

        Total deposits and borrowings                       4.90%         4.99%         4.96%         5.05%         5.11%
                                                         --------      --------      --------      --------      --------

    Interest rate spread                                    2.56%         2.52%         2.49%         2.41%         2.47%
                                                         ========      ========      ========      ========      ========

    Adjusted interest rate spread (1)                       2.73%         2.67%         2.66%         2.59%         2.67%
                                                         ========      ========      ========      ========      ========

                                                                                   Quarter Ended
                                                         --------      --------      --------      --------      --------
                                                         Mar. 31,      Dec. 31,      Sept. 30,     June 30,      Mar. 31,
                                                           1997          1996          1996          1996          1996
                                                         --------      --------      --------      --------      --------
Weighted average yield:

    Loans receivable, net                                   7.61%         7.60%         7.57%         7.62%         7.83%
    Mortgage-backed securities, net                         6.63%         6.73%         6.59%         6.44%         6.44%
                                                         --------      --------      --------      --------      --------
        Total loans and MBS                                 7.44%         7.45%         7.41%         7.41%         7.54%

    Federal funds sold and securities purchased
       under resale agreements                              5.55%         5.52%         5.54%         5.56%         5.60%
    U.S. Government and other investment securities         9.18%         8.77%         9.63%        10.91%         9.41%
                                                         --------      --------      --------      --------      --------
        Total investments                                   6.56%         6.43%         6.65%         7.11%         6.44%
                                                         --------      --------      --------      --------      --------

        Total loans, MBS and investments                    7.37%         7.39%         7.36%         7.40%         7.46%
                                                         --------      --------      --------      --------      --------


Weighted average cost:

    Deposits - daily access                                 2.99%         3.01%         3.00%         3.04%         3.01%
    Deposits - certificates                                 5.49%         5.47%         5.47%         5.52%         5.68%
                                                         --------      --------      --------      --------      --------
        Total deposits                                      4.54%         4.56%         4.60%         4.69%         4.84%

    Securities sold under agreements to repurchase
       and other short-term borrowings                      5.55%         5.61%         5.46%         5.47%         5.62%
    FHLB borrowings                                         5.67%         5.66%         5.77%         6.03%         5.94%
    Other borrowings                                        3.86%         3.24%         3.42%         4.79%         3.88%
                                                         --------      --------      --------      --------      --------
        Total borrowings                                    5.66%         5.63%         5.71%         5.86%         5.83%
                                                         --------      --------      --------      --------      --------

        Total deposits and borrowings                       4.94%         4.95%         4.99%         5.09%         5.18%
                                                         --------      --------      --------      --------      --------

    Yield-cost spread                                       2.43%         2.44%         2.37%         2.31%         2.28%
                                                         ========      ========      ========      ========      ========

    Effective net spread (1)                                2.59%         2.61%         2.56%         2.50%         2.47%
                                                         ========      ========      ========      ========      ========

    ----------------------------------
    (1) The effective net spread for a period is net interest income during the period divided by average interest-earning assets during the period. The adjusted interest rate spread as of a particular date is net interest income annualized at the rates in effect on such date divided by the balance of interest earning assets as of such date.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                      INTEREST RATE MARGIN - (Continued)
                                  (unaudited)
                                                                     EXHIBIT 99B

                                                                          Year-to-date Ended
                                                         ----------------------------------------------------
                                                         Mar. 31,   Dec. 31,   Sept. 30,  June 30,   Mar. 31,
                                                           1997       1996       1996       1996       1996
                                                         --------   --------   --------   --------   --------
Weighted average yield:

    Loans receivable, net                                   7.59%      7.58%      7.57%      7.82%       7.90%
    Mortgage-backed securities, net                         6.65%      6.66%      6.59%      6.33%       6.32%
                                                           -----      -----      -----      -----      ------
        Total loans and MBS                                 7.43%      7.43%      7.41%      7.45%       7.47%

    Federal funds sold and securities purchased
       under resale agreements                              5.54%      5.53%      5.54%      5.84%       5.88%
    U.S. Government and other investment securities         9.17%      9.16%      9.63%      9.83%       9.45%
                                                           -----      -----      -----      -----      ------
        Total investments                                   6.54%      6.53%      6.65%      6.78%       6.67%
                                                           -----      -----      -----      -----      ------

        Total loans, MBS and investments                    7.38%      7.38%      7.36%      7.41%       7.42%
                                                           -----      -----      -----      -----      ------


Weighted average cost:

    Deposits - daily access                                 2.98%      3.01%      3.00%      3.09%       3.08%
    Deposits - certificates                                 5.48%      5.47%      5.47%      5.73%       5.79%
                                                           -----      -----      -----      -----      ------
        Total deposits                                      4.57%      4.58%      4.60%      4.91%       4.97%

    Securities sold under agreements to repurchase
       and other short-term borrowings                      5.50%      5.50%      5.46%      5.82%       5.89%
    FHLB borrowings                                         5.70%      5.71%      5.77%      6.07%       6.07%
    Other borrowings                                        3.76%      3.33%      3.42%      4.66%       4.61%
                                                           -----      -----      -----      -----      ------
        Total borrowings                                    5.67%      5.67%      5.71%      5.97%       5.99%
                                                           -----      -----      -----      -----      ------

        Total deposits and borrowings                       4.96%      4.97%      4.99%      5.31%       5.36%
                                                           -----      -----      -----      -----      ------

    Yield-cost spread                                       2.42%      2.41%      2.37%      2.10%       2.06%
                                                           =====      =====      =====      =====      ======

    Effective net spread (1)                                2.59%      2.59%      2.56%      2.29%       2.24%
                                                           =====      =====      =====      =====      ======


    ----------------------------------
    (1) The effective net spread for a period is annualized net interest income during the period divided by average interest-earning assets during the period.

                                                                  EXHIBIT 99C
                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                           LOAN ORIGINATIONS BY TYPE
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                  REAL ESTATE
                 --------------------------------------------------------------------------
                  CONVERTIBLE/                       CALL                    CONSTRUCTION/
QUARTER ENDED        FIXED             ARM           DATE          FIXED         TRACT       CONSUMER     COMMERCIAL   TOTAL (1) (2)
-------------    ---------------  --------------  ------------  ----------- --------------- ------------  ----------  --------------
Mar. 31, 1997       $ 42,262         $ 25,206       $ 4,637       $ 72,900      $        -      $ 3,873      $ 4,808     $  153,686
                          28%             16%             3%            47%              0%           3%           3%           100%

Dec. 31, 1996       $ 35,390         $ 61,404       $ 10,789      $ 71,224      $      600      $ 5,314      $ 1,347     $  186,068
                          19%             33%              6%           38%              0%           3%           1%           100%

Sept. 30, 1996      $ 20,616        $ 104,616       $ 5,449       $ 51,109      $    6,180      $ 4,255      $ 6,675     $  198,900
                          10%             53%             3%            26%              3%           2%           3%           100%

June 30, 1996       $ 47,337         $ 71,785       $ 7,991       $ 73,749      $    5,041      $ 4,349      $   533     $  210,785
                          23%             34%             4%            35%              2%           2%           0%           100%

Mar. 31, 1996       $ 58,998         $ 22,595       $ 7,807       $ 109,034     $   10,846      $ 3,296      $   294     $  212,870
                          28%             11%             4%            51%              5%           1%           0%           100%

--------------------
     (1) Includes refinanced portion of Bank's loans, which amounted to $20,203, $22,075, $19,889, $36,174 and $48,294 for the quarters ended March 31, 1997,
December 31, 1996, September 30, 1996, June 30, 1996,and March 31, 1996,
respectively.
     (2) Excludes correspondent lending purchases totaling $189, $12,570, and $14,668 for the quarters ended September 30, 1996, June 30, 1996, and March 31, 1996, respectively.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                  ANALYSIS OF ALLOWANCE FOR LOAN LOSSES AND       EXHIBIT 99D
                          NON-PERFORMING ASSETS ("NPA")
                                AT MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (Unaudited)

                                                 Allowance for
                                                 Loan Losses            Allowance for            NPA
                         Gross        Allowance   As a % of              Loan Losses           As a % of    Allowance for
                          Loan           for     Gross Loan     Non-      As a % of            Gross Loan    Loan Losses
                       Portfolio        Loan      Portfolio   Accrual    Non-Accrual           Portfolio      As a % of
Property Type           Balance        Losses      Balance     Loans        Loans       NPA     Balance          NPA
-------------         -----------    ----------  ----------  ---------  -------------   ---    -----------   -------------
Single-family
    1-4 units          $ 8,280,356   $ 52,365       0.63%   $ 93,111         56.24%  $129,439    1.56%          40.46%
Multi-family:
    5-36 units           1,502,267     44,921       2.99%     22,131        202.98%    32,164    2.14%         139.66%
    37 or more units       361,938     19,846       5.48%      7,612        260.72%    13,228    3.65%         150.03%
Non-residential          1,203,959     38,568       3.20%     30,124        128.03%    49,294    4.09%          78.24%
Commercial                  73,807      3,277       4.44%         15           N/A         15    0.02%            N/A
Consumer                    90,355      6,967       7.71%        409       1703.42%       633    0.70%        1100.63%
                       -----------   --------               --------                 --------
                       $11,512,682   $165,944       1.44%   $153,402        108.18%  $224,773    1.95%          73.83%
                       ===========   ========               ========                 ========

                                                                     EXHIBIT 99E


                     GLENDALE FEDERAL BANK AND SUBSIDIARIES
                   GROSS LOANS, NON-PERFORMING ASSETS ("NPA")
                 AND RESTRUCTURED LOANS ("TDR") BY PROPERTY TYPE
                                AT MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (unaudited)

                                         Non-
                            Gross       Accrual       REO and         Total     Restructured
Property Type               Loans        Loans      Other Assets       NPA         Loans
-------------           -----------  ------------- --------------- -----------  -------------
Single-family
  1-4 units             $ 8,280,356   $    93,111   $    36,328    $  129,439   $     2,856
Multi-family:
  5-36 units              1,502,267        22,131        10,033        32,164         3,149
  37 or more units          361,938         7,612         5,616        13,228        18,389

Non-residential:
  Office buildings          417,633         5,135         4,682         9,817         4,560
  Shopping centers          353,891        18,918            --        18,918            --
  Warehouse/storage          90,436            --            --            --            --
  Hotels/motels              36,883         3,471           102         3,573            --
  Industrial parks           93,424            --           429           429         1,861
  Land                       13,313           237        13,957        14,194           527
  Mobile home parks          31,438         1,503            --         1,503            --
  Commercial/
    industrial              166,941           860            --           860            --
                        -----------   -----------   -----------    ----------   -----------
Total non-residential     1,203,959        30,124        19,170        49,294         6,948


Commercial                   73,807            15            --            15            --
Consumer                     90,355           409           224           633            --
                        -----------   -----------   -----------    ----------   -----------

Total                   $11,512,682   $   153,402   $    71,371    $  224,773   $    31,342
                        ===========   ===========   ===========    ==========   ===========


                                                                     EXHIBIT 99F

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                 NON-PERFORMING ASSETS AND RESTRUCTURED LOANS
                            (dollars in thousands)
                                  (unaudited)



                                                Mar. 31        Dec. 31        Sept. 30       June 30         Mar. 31
                                                  1997           1996           1996           1996            1996
                                                ---------      ---------      ---------      ---------       ---------
Balances:
  Non-accrual loans                             $153,402       $152,100       $171,465       $192,445        $207,328
  Real estate owned and other asset               71,371         72,634         83,513         82,204          82,449
                                                ---------      ---------      ---------      ---------     -----------
  Total non-performing assets                   $224,773       $224,734       $254,978       $274,649        $289,777
                                                =========      =========      =========      =========     ===========

  Restructured loans                            $ 31,342       $ 30,712       $ 11,527       $  9,194        $  8,373
                                                =========      =========      =========      =========     ===========

Percent of total assets:
  Non-accrual loans                                 1.00%          1.01%          1.14%          1.33%           1.44%
  Real estate owned and other asset                 0.46%          0.48%          0.55%          0.57%           0.58%
                                                ---------      ---------      ---------      ---------     -----------
  Total non-performing assets                       1.46%          1.49%          1.69%          1.90%           2.02%
                                                =========      =========      =========      =========     ===========

  Restructured loans                                0.20%          0.20%          0.08%          0.06%           0.06%
                                                =========      =========      =========      =========     ===========

                                                                    EXHIBIT 99G
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                        NON-PERFORMING ASSETS ACTIVITY
                            (dollars in thousands)
                                  (unaudited)



                                               Quarter Ended
                          ----------------------------------------------------
                          Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,
                            1997       1996       1996       1996       1996
                          --------   --------   --------   --------   --------
Beginning Balance         $224,734   $254,978   $274,649   $289,777   $287,289

Additions:
  Single-family 1-4 units   52,103     54,427     48,065     60,385     82,203
  Multi-family:
       5 to 36 units         9,911     20,390     12,517     25,131     18,130
       37 or more units        -          -        3,912      1,920      8,374
  Non-residential           21,538      3,600      2,863      8,016      6,500
  Commercial                   458        -           12        -          -
  Consumer                      71        142        -          328          5
                          --------   --------   --------   --------   --------
                            84,081     78,559     67,369     95,780    115,212
                          --------   --------   --------   --------   --------

Deletions:
  Foreclosures:
  Single-family 1-4 units   (8,692)    (5,476)    (7,582)   (10,503)    (7,982)
  Multi-family:
       5 to 36 units        (1,704)    (2,280)      (796)    (2,299)    (2,877)
       37 or more units       (555)        (5)       468       (662)      (249)
  Non-residential             (208)       466     (1,378)      (992)      (128)
                          --------   --------   --------   --------   --------
                           (11,159)    (7,295)    (9,288)   (14,456)   (11,236)
                          --------   --------   --------   --------   --------

Write-downs:
  Single-family 1-4 units   (2,750)      (734)      (571)      (216)    (1,973)
  Multi-family:
       5 to 36 units          (950)      (606)    (1,548)    (1,197)    (1,292)
       37 or more units       (246)      (754)    (2,369)       -         (697)
  Non-residential             (120)      (877)      (263)    (2,857)    (1,022)
  Commercial                   -          -          (28)       -          -
                          --------   --------   --------   --------   --------
                            (4,066)    (2,971)    (4,779)    (4,270)    (4,984)
                          --------   --------   --------   --------   --------

Payoffs/Sales/Other:
  Single-family 1-4 units  (46,370)   (58,795)   (53,857)   (55,872)   (64,789)
  Multi-family:
       5 to 36 units       (14,584)   (23,127)    (9,850)   (21,316)   (16,858)
       37 or more units       (722)    (4,877)      (912)    (5,989)    (3,973)
  Non-residential           (6,688)   (11,434)    (7,958)    (8,890)   (10,452)
  Commercial                  (452)        (3)         6        (95)       (17)
  Consumer                      (1)      (301)      (402)       (20)      (415)
                          --------   --------   --------   --------   --------
                           (68,817)   (98,537)   (72,973)   (92,182)   (96,504)
                          --------   --------   --------   --------   --------


Ending Balance            $224,773   $224,734   $254,978   $274,649   $289,777
                          ========   ========   ========   ========   ========

Net (Increase) Decrease   $    (39)  $ 30,244   $ 19,671   $ 15,128   $ (2,488)
                          ========   ========   ========   ========   ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                       DELINQUENT LOANS BY PROPERTY TYPE
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)
                                                                     EXHIBIT 99H

                                     % OF TYPE OF        % OF TYPE OF         % OF TYPE OF         % OF TYPE OF         % OF TYPE OF
                                       GROSS                GROSS                 GROSS               GROSS                 GROSS
                           MAR. 31,    LOANS    DEC. 31,    LOANS   SEPT. 30,     LOANS    JUNE 30,    LOANS     MAR. 31,   LOANS
                             1997    RECEIVABLE   1996   RECEIVABLE    1996    RECEIVABLE   1996     RECEIVABLE    1996   RECEIVABLE
                           --------  ---------- -------- ---------- ---------  ----------- -------- -----------  -------- ----------
Single-family  1-4 units:
       31 - 60 Days        $ 52,181      0.63%   $ 52,280     0.65%   $ 51,442     0.63%  $ 57,047       0.75%  $ 82,640     1.10%
       61 - 90 Days          18,035      0.22%     22,787     0.28%     28,023     0.35%    18,416       0.24%    36,930     0.49%
       Over 90 Days          93,111      1.12%    100,006     1.23%    107,263     1.32%   119,978       1.59%   127,409     1.71%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                            163,327      1.97%    175,073     2.16%    186,728     2.30%   195,441       2.58%   246,979     3.30%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Multi-family  5-36 units:
       31 - 60 Days          11,351      0.76%     10,507     0.69%     13,629     0.88%     9,528       0.61%    21,419     1.36%
       61 - 90 Days           4,105      0.27%      4,932     0.33%      5,619     0.36%     7,601       0.49%     7,046     0.45%
       Over 90 Days          17,405      1.16%     21,009     1.39%     27,391     1.78%    25,595       1.63%    26,458     1.68%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                             32,861      2.19%     36,448     2.41%     46,639     3.02%    42,724       2.73%    54,923     3.49%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Multi-family  37 or
 more units:
       31 - 60 Days              --        --       1,887     0.50%         --       --      2,126       0.53%     4,190     0.97%
       61 - 90 Days           1,478      0.41%        988     0.26%         --       --         --         --      1,669     0.38%
       Over 90 Days           4,470      1.23%     10,917     2.90%     12,755     3.30%    14,461       3.61%    12,299     2.83%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                              5,948      1.64%     13,792     3.66%     12,755     3.30%    16,587       4.14%    18,158     4.18%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Non-residential:
       31 - 60 Days          12,226      1.02%      8,827     0.71%     12,579     0.97%     3,169       0.23%    15,616     1.11%
       61 - 90 Days           2,422      0.20%         18        --        607     0.05%     2,762       0.20%     4,512     0.32%
       Over 90 Days          12,660      1.05%     12,262     0.99%     14,840     1.14%    17,907       1.33%    13,084     0.93%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                             27,308      2.27%     21,107     1.70%     28,026     2.16%    23,838       1.76%    33,212     2.36%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Commercial:
       31 - 60 Days             929      1.26%          2       --          16     0.09%        38       0.37%        94     1.00%
       61 - 90 Days              --        --          --       --          --       --         --         --         --       --
       Over 90 Days               6      0.01%         --       --          12     0.06%        --         --         --       --
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                                935      1.27%          2       --          28     0.15%        38       0.37%        94     1.00%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Consumer:
       31 - 60 Days           2,462      2.73%      1,517     1.85%      1,480     2.00%     1,081       1.48%     2,415     3.27%
       61 - 90 Days             769      0.85%        521     0.63%        448     0.60%       612       0.84%       465     0.63%
       Over 90 Days             409      0.45%        512     0.62%        657     0.89%     1,001       1.36%       708     0.96%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                              3,640      4.03%      2,550     3.10%      2,585     3.49%     2,694       3.68%     3,588     4.86%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----

Total:
       31 - 60 Days          79,149      0.69%     75,020     0.66%     79,146     0.69%    72,989       0.66%   126,374     1.15%
       61 - 90 Days          26,809      0.23%     29,246     0.26%     34,697     0.30%    29,391       0.27%    50,622     0.46%
       Over 90 Days         128,061      1.11%    144,706     1.27%    162,918     1.43%   178,942       1.63%   179,958     1.64%
                           --------      ----    --------     ----    --------     ----   --------       ----   --------     ----
                           $234,019      2.03%   $248,972     2.19%   $276,761     2.42%  $281,322       2.56%  $356,954     3.25%
                           ========      ====    ========     ====    ========     ====   ========       ====   ========     ====